Exhibit 10.2

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

among

CITIBANK, N.A.,

as Administrative Agent

and

CITIBANK, N.A.,

as a Buyer

and

CERTAIN OTHER BUYERS FROM TIME TO TIME PARTY HERETO,

as Buyers

and

PENNYMAC CORP.,

as a Seller

and

PENNYMAC HOLDINGS, LLC.,

as a Seller

PMT ISSUER TRUST – FMSR AND PMT CO-ISSUER TRUST I – FMSR

MSR COLLATERALIZED NOTES, SERIES 2024-VF2

Dated as of December 20, 2024

TABLE OF CONTENTS

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-ii-

-iii-

-iv-

Schedule 1	–	Responsible Officers of Sellers
Schedule 2	–	Asset Schedule
Schedule 3	–	Administrative Agent Account
Exhibit A	–	Form of Transaction Notice
Exhibit B	–	Existing Indebtedness

-v-

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement (this “Agreement”) is made as of December 20, 2024, among CITIBANK, N.A., as administrative agent (the “Administrative Agent”), CITIBANK, N.A., as a buyer, and the Buyers (as defined herein) from time to time party hereto, PENNYMAC CORP., as a seller (“PMC Seller” or “PMC”) and PENNYMAC HOLDINGS, LLC, as a seller (“PMH Seller” or “PMH”, and together with PMC Seller, the “Sellers”). Capitalized terms have the meanings specified in Sections 1.01 and 1.02.

W I T N E S S E T H:

WHEREAS, pursuant to the Base Indenture and the Series 2024-VF2 Indenture Supplement, PMT ISSUER TRUST - FMSR (“Issuer”) and PMT CO-ISSUER TRUST I - FMSR (“Co-Issuer”) have duly authorized the issuance of a Series of Notes, as a single Class of Variable Funding Note, known as the “PMT ISSUER TRUST - FMSR and PMT CO-ISSUER TRUST I - FMSR MSR Collateralized Notes, SERIES 2024-VF2” (the “Note”);

WHEREAS, from time to time the parties hereto may enter into Transactions;

WHEREAS, the Sellers are the owner of the Note; and

WHEREAS, the Sellers wish to sell their interests in the Note to Buyers pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Buyers and the Sellers hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used herein shall have the indicated meanings:

“Additional Balance” has the meaning set forth in Section 2.13.

“Additional Funding” has the meaning set forth in Section 2.13.

“Additional Repurchase Assets” has the meaning set forth in Section 4.02(c).

“Adjusted Tangible Net Worth” has the meaning set forth in the Pricing Side Letter.

“Administrative Agent” has the meaning given to such term in the preamble to this Agreement.

“Administrative Agent Account” means the account identified on Schedule 3 hereto.

“Advance Verification Agent Report” has the meaning assigned to such term in the Base Indenture.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided that with respect to a Seller, the term “Affiliate” shall include only PennyMac Mortgage Investment Trust and its wholly owned subsidiaries.

“Aggregate Committed Amount” means the sum of all Committed Amounts.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Alternate Rate” shall mean, with respect to each Interest Period, (a) the per annum rate of interest of the applicable Benchmark Replacement, determined by Administrative Agent for such Interest Period, plus (b) the applicable Margin.

“Alternate Rate Transaction” shall mean a Transaction with a Pricing Rate based on the Alternate Rate.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.27.

“Applicable Lending Office” means the “lending office” of a Buyer (or of an Affiliate of such Buyer) designated on the signature page hereof or such other office of a Buyer (or of an Affiliate of such Buyer) as such Buyer may from time to time specify to Sellers in writing as the office by which the Transactions are to be made and/or maintained.

“Asset Schedule” means Schedule 2 attached hereto, which lists the Note and the terms thereof, as such schedule shall be updated from time to time in accordance with Section 2.02 hereof, including in connection with Administrative Agent’s approval of any Additional Balances pursuant to Section 2.13.

“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.

“Base Indenture” means the Amended and Restated Base Indenture, dated as of October 10, 2023, among the Issuer, Co-Issuer, Citibank, N.A., as indenture trustee, as calculation agent, as paying agent and as securities intermediary, PMC, as administrator and as servicer, PMH, as co-issuer administrator, and Atlas Securitized Products, L.P., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Base Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Benchmark” means, (a) initially, Daily Simple SOFR; and (b) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then current Benchmark, then the applicable Benchmark Replacement. It is understood that the Benchmark shall be adjusted on a daily basis; provided, that, the Benchmark for the three (3) Business Days prior to the related Price Differential Payment Date shall be fixed at the Benchmark for the third (3rd) Business Day prior to the related Price Differential Payment Date.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, in no event shall the Benchmark Replacement for any Interest Period be deemed to be less than zero.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Date” means, the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); and

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that the Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Unavailability Period” means, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark pursuant to Section 2.05(b)(v)(1) (rather than pursuant to Section 2.05(b)(iii), each (if any) Interest Period for which Buyer determines that (a) adequate and reasonable means do not exist for ascertaining the component of the Pricing Rate based on SOFR (or the then-current Benchmark if the applicable Transaction is then an Alternate Rate Transaction) (including, if the Benchmark is SOFR, that SOFR cannot be determined in accordance with the definition thereof) or (b) it is unlawful to use the then-current Benchmark to determine the applicable Pricing Rate for any Interest Period.

“Buyer” means each Person listed on the signature pages to this Agreement as Buyer, together with their successors, and any assignee of and Participant or Transferee of such Person in the Transaction, other than any such Person that ceases to be a Buyer pursuant to this Agreement.

“Capital Event” shall occur if Citi Buyer shall have determined that the adoption of or any change in Citi Buyer’s internal policies regarding capital adequacy, or in the interpretation or application thereof, or compliance by Citi Buyer with any internal directive regarding capital adequacy made after the Closing Date, shall have the effect of reducing the rate of return on Citi Buyer’s capital as a consequence of its obligations hereunder to a level below that which Citi Buyer could have achieved but for such adoption, change or compliance in Citi Buyer’s capital adequacy policies by an amount deemed by Citi Buyer to be material.

“Capital Event Amortization Period” means, the three hundred sixty-five (365) day period that commences on and follows a Capital Event Notice Date.

“Capital Event Notice Date” means the date on which Citi Buyer provides written notice to Sellers and Administrative Agent of the occurrence of a Capital Event.

“Citi Amortization Period” shall mean a Rating Trigger Event Amortization Period or a Capital Event Amortization Period, individually or collectively as the context may require.

“Citi Buyer” means Citibank, N.A., as a buyer under this Agreement.

“Citi Facility Agreements” has the meaning assigned to the term in the Pricing Side Letter.

“Closing Date” has the meaning assigned to the term in the Pricing Side Letter.

“Co-Issuer” has the meaning given to such term in the recitals to this Agreement.

“Commitment Fee” has the meaning assigned to the term in the Pricing Side Letter.

“Committed Amount” has the meaning assigned to the term in the Pricing Side Letter.

“Confidential Information” has the meaning set forth in Section 11.11(b).

“Conforming Changes” means, with respect to either the use or administration of SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” “Determination Date,” “Interest Period,” “Repurchase Date,” and “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of Price Differential, preceding and succeeding business day conventions and other administrative or operational matters) that the Buyers determine, in consultation with the Sellers, may be appropriate or necessary to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Buyers in a manner substantially consistent with market practice (or, if the Buyers decide that adoption of any portion of such market practice is not administratively feasible or if Buyers determine that no market practice for the administration of any such rate exists, in such other manner of administration as Buyers decide is reasonably necessary in connection with the administration of this Agreement and the other Program Agreements).

“Customer” means a consumer who has an ongoing customer relationship with Seller or as otherwise defined in the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6801 et seq. including any amendments and any implementing regulations adopted by Buyer’s regulator (Collectively, the “GLBA”).

“Customer Information” means any record in any form, format, or media (including paper, electronic, and other records) containing nonpublic personal information as defined in the GLBA about a consumer or Customer that is received by Buyers in connection with this Agreement.

“Daily Simple SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website, with conventions (including, without limitation, a lookback) established by the Administrative Agent in its sole and good faith discretion; provided that, if the Administrative Agent determines that any such convention is not administratively, operationally, or technically feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its sole and good faith discretion.

“Defaulting Buyer” has the meaning set forth in Section 2.02.

“Determination Date” shall mean, with respect to any Transaction for any Interest Period, (a) if such Transaction is a SOFR Transaction, each date of determination, or (b) if such Transaction is an Alternate Rate Transaction, the date and time determined by the Buyers in accordance with the Conforming Changes.

“ERISA Event of Termination” means with respect to any Seller or the VFN Guarantor (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with thirty (30) days of the occurrence of such event, or (ii) the withdrawal of any Seller, the VFN Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by any Seller, the VFN Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303(j) of ERISA, as amended by the Pension Protection Act), or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller, the VFN Guarantor or any ERISA Affiliate thereof to terminate any plan, or (v) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by any Seller, the VFN Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for any Seller, the VFN Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Existing Indebtedness” has the meaning specified in Section 3.22.

“Expenses” means all present and future expenses reasonably incurred by or on behalf of Administrative Agent and Buyers in connection with the negotiation, execution or enforcement of this Agreement or any of the other Program Agreements and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the reasonable and documented cost of title, lien, judgment and other record searches; reasonable and documented attorneys’ fees; any ongoing audits or due diligence costs in connection with valuation, entering into Transactions or determining whether a Margin Deficit may exist; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“GLB Act” has the meaning set forth in Section 11.11(b).

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Administrative Agent, Sellers or Buyers, as applicable.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Indenture” means the Base Indenture, together with the Series 2024-VF2 Indenture Supplement thereto.

“Indenture Trustee” means Citibank, N.A., its permitted successors and assigns.

“Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date.

“Issuer” has the meaning given to such term in the recitals to this Agreement.

“Margin” has the meaning assigned to the term in the Pricing Side Letter.

“Margin Call” has the meaning set forth in Section 2.05(a).

“Margin Deficit” has the meaning set forth in Section 2.05(a).

“Market Value” means, with respect to the Note as of any date of determination, and without duplication, the fair market value of the Note on such date as reasonably determined by Administrative Agent.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Seller or any Affiliate that is a party to any Transaction Document taken as a whole; (b) a material impairment of the ability of any Seller or any Affiliate that is a party to any Transaction Document to perform under any Transaction Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Transaction Document against any Seller or any Affiliate that is a party to any Transaction Document.

“Maximum Purchase Price” has the meaning assigned to the term in the Pricing Side Letter.

“Maximum Purchase Price Modification” shall have the meaning set forth in the definition of Maximum Purchase Price.

“Net Income” has the meaning given to such term in the Pricing Side Letter.

“Non-Excluded Taxes” has the meaning set forth in Section 2.11(a).

“Note” has the meaning given to such term in the recitals to this Agreement.

“Note Rating Agency” has the meaning assigned to such term in the Base Indenture.

“Notice” or “Notices” means all requests, demands and other communications, in writing (including facsimile transmissions and e-mails), sent by overnight delivery service, facsimile transmission, electronic transmission or hand-delivery to the intended recipient at the address specified in Section 11.05 or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

“Obligations” means (a) all of Sellers’ indebtedness, obligations to pay the outstanding principal balance of the Purchase Price, together with interest thereon on the Termination Date, outstanding interest due on each Price Differential Payment Date, and other obligations and liabilities, to Administrative Agent, Buyers and each of their Affiliates arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums reasonably incurred and paid by Administrative Agent or Buyers or on behalf of Administrative Agent or Buyers in order to preserve any Repurchase Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ indebtedness, obligations or liabilities referred to in this definition, the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Repurchase Asset, or of any exercise by Administrative Agent and Buyers of their respective rights under the Program Agreements, including reasonable attorneys’ fees and disbursements and court costs; and (d) all of Sellers’ indemnity obligations to Administrative Agent and Buyers pursuant to the Program Agreements.

“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.

“Other Taxes” has the meaning set forth in Section 2.11(b).

“Participant” has the meaning set forth in Section 9.02(a).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PMC” has the meaning given to such term in the preamble to this Agreement.

“PMH” has the meaning given to such term in the preamble to this Agreement.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement or any other Program Agreements that are not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum equal to the rate set forth in the Pricing Side Letter.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360 day year for the actual number of days during the Price Differential Period.

“Price Differential Payment Date” means, for as long as any Obligations shall remain owing by any Seller to Administrative Agent and Buyers, each Payment Date.

“Price Differential Period” means, the period from and including a Price Differential Payment Date (or the Purchase Date for any date of determination before the first Price Differential Payment Date), up to but excluding the next Price Differential Payment Date.

“Price Differential Statement Date” has the meaning set forth in Section 2.04.

“Pricing Rate” means the sum of (a) the Base Rate, plus (ii) the applicable Margin.

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of the Closing Date, by and among Administrative Agent, VFN Guarantor, Buyers and Sellers as amended, restated, supplemented or otherwise modified from time to time.

“Primary Repurchase Assets” has the meaning set forth in Section 4.02(a).

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime rate” for the U.S. If more than one such “Prime rate” is published in The Wall Street Journal for a day, the average of such “Prime rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime rate” for the U.S., Buyer shall select an equivalent publication that publishes such “Prime rate,” and if such “Prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Buyer shall select a comparable interest rate index. Notwithstanding the foregoing, in no event will the Prime Rate be deemed to be less than zero.

“Program Agreements” means this Agreement, the Pricing Side Letter, the VFN Repo Guaranty, the Subservicer Side Letter Agreement, the PC Repurchase Agreement, the PC Repo Guaranty, the Excess Spread Participation Agreement, the Retained Excess Spread Participation Agreement, the Base Indenture and the Series 2024-VF2 Indenture Supplement, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time; provided, however, that the Program Agreements shall not include any rights created pursuant to an indenture supplement other than the Series 2024-VF2 Indenture Supplement, or any rights under the Base Indenture or any other Program Agreements relating to such other indenture supplements.

“Pro Rata Share” means, for purposes of the initial Transaction, with respect to (a) Citi Buyer, 100%, and (b) any other Buyer, 0%, and thereafter, the percentage obtained from the fraction: (i) the numerator of which is the outstanding Purchase Price attributable to such Buyer and (ii) the denominator of which is the aggregate outstanding Purchase Price.

“Purchase Date” means, subject to the satisfaction of the conditions precedent set forth in Article V hereof, each Funding Date on which a Transaction is entered into by Administrative Agent (as agent for Buyers) pursuant to Section 2.02 or such other mutually agreed upon date as more particularly set forth on Exhibit A hereto.

“Purchase Price” means the price at which each Purchased Asset (or portion thereof) is transferred by Sellers to Buyers (or Administrative Agent, as agent and bailee for Buyers), which shall equal on any date of determination, the difference between (i) the sum of (a) the Asset Value of such Purchased Asset on the related Purchase Date, plus (b) the product of the Purchase Price Percentage and the principal amount of any Additional Balances related to such Purchased Asset, minus (ii) the sum of (a) any Repurchase Price paid with respect to such Purchased Asset pursuant to Section 2.03, plus (b) any Additional Note Payment made with respect to such Purchased Asset pursuant to Section 4.4(b) or Section 4.5(e) of the Indenture, plus (c) any Redemption Amount paid pursuant to Section 13.1 of the Indenture, plus (d) any funds applied by Administrative Agent against the Purchase Price pursuant to Section 2.05(c).

“Purchase Price Percentage” has the meaning assigned to the term in the Pricing Side Letter.

“Purchased Assets” means, collectively, the Note (including all outstanding Additional Balances thereunder) together with the Repurchase Assets related to such Note, until such Note has been repurchased by Sellers in accordance with the terms of this Agreement.

“Rating Trigger Event” means any occurrence which results in the failure of the Note to maintain an investment grade rating by a Note Rating Agency.

“Rating Trigger Event Amortization Period” means, the three hundred sixty-five (365) day period that commences on and follows the date on which any Rating Trigger Event occurs.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers, or any other person or entity with respect to the Purchased Assets.

“Register” has the meaning set forth in Section 9.02(b).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repurchase Assets” has the meaning set forth in Section 4.02(c).

“Repurchase Date” means the earlier of (i) the Termination Date or (ii) the date requested by Sellers on which the Repurchase Price is paid pursuant to Section 2.03.

“Repurchase Price” means the price at which Purchased Assets are to be transferred by or on behalf of Buyers to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

“Repurchase Rights” has the meaning set forth in Section 4.02(c).

“Required Buyers” means, at any time (a) Buyers (other than Defaulting Buyers) owning an aggregate of greater than sixty-six and two-thirds percent (66 2/3%) of the Obligations outstanding at such time (excluding the portion of the Obligations owed to a Defaulting Buyer), or (b) at any time there are no Obligations outstanding, “Required Buyers” shall mean the Buyers (other than Defaulting Buyers) holding an aggregate Pro Rata Share of greater than sixty-six and two-thirds percent (66 2/3%) of Committed Amounts (excluding the Committed Amounts of any Defaulting Buyers); provided that notwithstanding anything contained herein to the contrary during a Citi Amortization Period, the Buyers’ Committed Amounts for purposes of calculating the Required Buyers shall be such Buyers’ Committed Amounts as of the commencement of such Citi Amortization Period.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer or treasurer of such Person. The Responsible Officers of PMH Seller and PMC Seller as of the Closing Date are listed on Schedule 1-A and Schedule 1-B, respectively, hereto.

“Seller” or “Sellers” has the meaning assigned to such term in the preamble to this Agreement and includes PMC’s or PMH’s permitted successors and assigns.

“Seller Termination Option” means (a) (i) a Buyer has or shall incur costs in connection with those matters provided for in Section 2.10 or 2.11 and (ii) Administrative Agent, on behalf of Buyer, requests that Sellers pay to such Buyer those costs in connection therewith or (b) Administrative Agent has declared in writing that an event described in Section 5.02(g)(A) has occurred.

“Series 2024-VF2 Indenture Supplement” means the Series 2024-VF2 Indenture Supplement, dated as of the Closing Date, among the Issuer, Co-Issuer, Citibank, N.A., as indenture trustee, as calculation agent, as paying agent and as securities intermediary, PMC, as administrator and as servicer, PMH, as co-issuer administrator, and Administrative Agent, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“SOFR” shall mean Daily Simple SOFR.

“SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of SOFR selected by the Buyers in its reasonable discretion).

“SOFR Rate” shall mean the sum of (a) SOFR and (b) the applicable Margin.

“SOFR Transaction” shall mean a Transaction with a Pricing Rate based on the Alternate Rate.

“Taxes” has the meaning assigned to such term in Section 2.11(a).

“Termination Date” has the meaning assigned to such term in the Pricing Side Letter.

“Test Period” has the meaning assigned to such term in the Pricing Side Letter.

“Transaction” means a transaction pursuant to which either Seller transfers a Note or Additional Balances, as applicable, to Buyers (or to Administrative Agent, as agent and bailee for Buyers) against the transfer of funds by Buyers, with a simultaneous agreement by Buyers (or by Administrative Agent, as agent and bailee for Buyers) to transfer such Note or Additional Balances, as applicable, back to Sellers at a date certain or on demand, against the transfer of funds by Sellers.

“Transaction Document” has the meaning assigned to such term in Appendix A to the Indenture.

“Transaction Notice” has the meaning assigned to such term in Section 2.02(a).

“Transaction Register” has the meaning assigned to such term in Section 9.03(b).

“Transferee” has the meaning set forth in Section 9.02(b).

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uncommitted Amount” has the meaning assigned to such term in the Pricing Side Letter.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Unintended Recipient” shall have the meaning assigned to such term in Section 10.10.

“VFN Guarantor” means PennyMac Mortgage Investment Trust, in its capacity as guarantor under the VFN Repo Guaranty.

“VFN Repo Guaranty” means the Guaranty, dated as of the Closing Date, pursuant to which VFN Guarantor fully and unconditionally guarantees the obligations of Sellers hereunder, as amended, restated, supplemented or otherwise modified from time to time.

Section 1.02 Other Defined Terms. (a) Any capitalized terms used and not defined herein shall have the meaning set forth in the Base Indenture or the Series 2024-VF2 Indenture Supplement, as applicable.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified herein, the term “or” has the inclusive meaning represented by the term “and/or” and the term “including” is not limiting. All references to Sections, subsections, Articles and Exhibits shall be to Sections, subsections, and Articles of, and Exhibits to, this Agreement unless otherwise specifically provided.

(c) Reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended, restated, supplemented or otherwise modified from time to time.

(d) In the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein the words “commencing on” mean “commencing on and including,” the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

GENERAL TERMS

Section 2.01 Transactions. Subject to the terms and conditions hereof, Buyers severally, not jointly, agree to enter into Transactions with Sellers for a Purchase Price outstanding at any one time not to exceed the Aggregate Committed Amount; however, the Buyers may agree from time to time to enter into Transactions with Sellers for a Purchase Price outstanding in excess of the Aggregate Committed Amount but not to exceed the Maximum Purchase Price. The Buyers shall have the obligation, subject to the terms and conditions of the Program Agreements, to enter into Transactions up to the Committed Amount and shall have no obligation to enter into Transactions up to the Uncommitted Amount, which Transactions shall be entered into in the sole discretion of Buyer. During the term of this Agreement, Sellers may request Transactions, Sellers may pay the Repurchase Price in whole or in part at any time during such period without penalty, and additional Transactions may be entered into in accordance with the terms and conditions hereof. Buyers’ obligation to enter into Transactions pursuant to the terms of this Agreement shall terminate on the Termination Date. All Transactions, whether for the Committed Amount or Uncommitted Amount up to the Maximum Purchase Price, shall be effected by Buyers simultaneously and proportionately to their respective Pro Rata Shares, it being understood that (i) an uncommitted Transaction up to the Uncommitted Amount shall not be entered unless Buyers agree to proportionately fund such Transaction; and (ii) no Buyer shall be responsible for any default by any other Buyer in such other Buyer’s obligation to enter into a Transaction nor shall any Pro Rata Share of any Buyer be increased or decreased as a result of a default by any other buyer in such other Buyer’s obligation to enter into a Transaction hereunder, except to the extent agreed to by the non-Defaulting Buyer pursuant to Section 2.02(b). Following the commencement of a Citi Amortization Period, uncommitted Transactions up to the Uncommitted Amount may be effected by Buyers disproportionately without reference to the related Commitment Share.

Section 2.02 Procedure for Entering into Transactions. (a) Each Seller may enter into Transactions with Buyers under this Agreement on any Purchase Date; provided, that the applicable Seller shall have given Administrative Agent and Buyers irrevocable notice (each, a “Transaction Notice”), which notice (i) shall be substantially in the form of Exhibit A, (ii) shall be signed by a Responsible Officer of the applicable Seller and be received by Administrative Agent and Buyers prior to 1:00 p.m. (New York time) one (1) Business Day prior to the related Purchase Date, and (iii) shall specify: (A) the Maximum VFN Principal Balance of the Note; (B) the Initial Note Balance of the Note; (C) the Dollar amount of the requested Purchase Price; (D) the requested Purchase Date; (E) the Repurchase Date; (F) the Pricing Rate or Repurchase Price applicable to the Transaction; and (G) any additional terms or conditions of the Transaction not inconsistent with this Agreement. Each Transaction Notice on any Purchase Date shall be in an amount equal to at least $500,000.

(b) If a Seller delivers to the Buyers a Transaction Notice that satisfies the requirements of Section 2.02(a) and all applicable conditions precedent set forth in Article V have been satisfied or waived on or prior to the Purchase Date, then subject to the foregoing, on the Purchase Date, each Buyer shall remit its Pro Rata Share of the requested Purchase Price in U.S. Dollars and in immediately available funds to Administrative Agent at the account specified in Schedule 3 (or such other account designated in writing by the Administrative Agent) no later than 11:00 a.m. (New York time) on the date specified in the Transaction Notice as the Purchase Date, and upon satisfaction or waiver of all applicable conditions set forth herein, the Administrative Agent shall deposit such proceeds into the account of the applicable Seller specified in Schedule 5 to the Base Indenture not later than 3:00 p.m. (New York time) on the Purchase Date (or such other account designated by Sellers in the Transaction Notice).

The failure of any Buyer to advance the proceeds of its Pro Rata Share of any Transaction required to be advanced hereunder shall not relieve any other Buyer of its obligation to advance the proceeds of its Pro Rata Share of any such Transaction required to be advanced hereunder.

If a Buyer does not intend to fund its Pro Rata Share of the requested Purchase Price, such Buyer shall, within one (1) Business Day of the related Purchase Date, notify the Administrative Agent, the other Buyers and the Sellers of its intent not to fund together with a description of the reason for not remitting its Pro Rata Share of the requested Purchase Price.

The liabilities and obligations of each Buyer hereunder shall be several and not joint, and neither the Administrative Agent nor any Buyer shall be responsible for the performance by any other Buyer of its obligations hereunder. Each Buyer shall be liable to Sellers only for the amount of its respective Committed Amount. If a Buyer does not perform its obligations hereunder with respect to its Committed Amount (such Buyer a “Defaulting Buyer”), all or any part of such Defaulting Buyer’s participation in any Transaction shall be reallocated among the non-Defaulting Buyers in accordance with their respective Pro Rata Shares, but only to the extent that (x) such non-Defaulting Buyer has consented to such reallocation, (y) such reallocation does not cause the aggregate Committed Amount held by any non-Defaulting Buyer to exceed such non-Defaulting Buyer’s Committed Amount and (z) to the extent requested in writing by the Administrative Agent, the Sellers shall confirm that the conditions set forth in this Section 2.02 are satisfied at the time of such reallocation.

Any Buyer previously designated as a Defaulting Buyer shall no longer be deemed a Defaulting Buyer once each Buyer’s proportionate share of the outstanding Purchase Price constituting Committed Amounts with respect to the aggregate outstanding Purchase Price constituting Committed Amounts is equal to its respective Commitment Share. For the avoidance of doubt, no Buyer shall be designated as a Defaulting Buyer based on such Buyer’s failure to enter into Transactions with Sellers during a Citi Amortization Period.

(c) Upon entering into each Transaction hereunder, the Asset Schedule shall be automatically updated and replaced with the Asset Schedule attached to the related Transaction Notice.

Section 2.03 Repurchase; Payment of Repurchase Price. (a) The Sellers promise, jointly and severally, to repurchase the Purchased Assets and pay all outstanding Obligations on the Termination Date.

(b) By notifying Administrative Agent and each Buyer in writing at least one (1) Business Day in advance, Sellers shall be permitted, at their option, to prepay, subject to Section 2.12, the Purchase Price in whole or in part at any time, together with accrued and unpaid interest on the amount so prepaid.

Section 2.04 Price Differential. On each Price Differential Payment Date, each of the Sellers hereby promises to pay to Administrative Agent all accrued and unpaid Price Differential on the Transactions, as invoiced by Administrative Agent to Sellers three (3) Business Days prior to the related Price Differential Payment Date (the “Price Differential Statement Date”); provided, that on each Price Differential Payment Date prior to the occurrence and continuation of an Event of Default, the estimated Price Differential owed hereunder shall be subject to a true-up of the amount determined by Administrative Agent and agreed by Sellers one (1) Business Day prior to the related Price Differential Payment Date. If Administrative Agent fails to deliver such statement on the Price Differential Statement Date, on such Price Differential Payment Date Sellers shall pay the amount which Sellers calculate as the Price Differential due and upon delivery of the statement, Sellers shall remit to Administrative Agent any shortfall, or Administrative Agent shall refund to Sellers any excess, in the Price Differential paid.

Section 2.05 Pricing Rate.

(a) Generally. Price Differential on any outstanding Transaction shall accrue daily from the Closing Date at the Pricing Rate (or during the continuation of an Event of Default, at the Post-Default Rate) until repaid in accordance with the applicable terms and conditions hereof.

(b) Determination of Pricing Rate.

(i) Pricing Rate. The Pricing Rate for each Transaction shall be based on: (A) the SOFR Rate with respect to the applicable Interest Period if the Transaction is a SOFR Transaction or (B) the Alternate Rate with respect to the applicable Interest Period if the Transaction is an Alternate Rate Transaction.

(ii) SOFR Conforming Changes. In connection with the use or administration of SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Agreements, any amendments implementing such Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Program Agreements. Administrative Agent will promptly notify Seller of the effectiveness of any Conforming Changes in connection with the use or administration of SOFR.

(iii) Benchmark Unavailability Period. During a Benchmark Unavailability Period, the component of the Pricing Rate based on SOFR (or the then-current Benchmark if the Transaction is then an Alternate Rate Transaction) shall during such Benchmark Unavailability Period be replaced with the Prime Rate.

(iv) Subject to the terms and conditions hereof, each Transaction shall be either a SOFR Transaction or an Alternate Rate Transaction, as applicable, and Seller shall pay the Price Differential for each such Transaction at the SOFR Rate or at the Alternate Rate, as applicable, for each day in the applicable Interest Period. Each determination by Administrative Agent of the Pricing Rate shall be conclusive and binding upon Seller for all purposes, absent manifest error. If and to the extent part of the Conforming Changes, any change in the Pricing Rate hereunder due to a change in the Benchmark shall become effective as of the opening of business on the first day on which such change in the Benchmark shall become effective.

(v) Effect of Benchmark Transition Event.

(1) Notwithstanding anything to the contrary herein or in any other Program Agreements, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the SOFR Determination Day (or if the Benchmark is not the SOFR, the Determination Date for such other Benchmark) for any day in any Interest Period, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Program Agreements in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement).

(2) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Agreements, any amendments implementing such Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Program Agreements.

(3) Administrative Agent will promptly notify Seller of (i) the Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, and/or (iv) any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent pursuant to this Section 2.05(b)(v)(3), including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller.

(4) Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to convert a SOFR Transaction to an Alternate Rate Transaction.

(vi) Disclaimer. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (1) the administration, submission or any other matter related to SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (2) the composition or characteristics of any Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to SOFR (or any other Benchmark) or have the same volume or liquidity as did SOFR (or any other Benchmark), (3) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.05(b)(vi), including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by this Section 2.05(b)(vi), or otherwise in accordance herewith, and (4) the effect of any of the foregoing provisions of this Section 2.05(b)(vi).

Section 2.06 Margin Maintenance. (a) If at any time the aggregate outstanding amount of the Purchase Price of the Note is greater than the Asset Value or the Maximum Purchase Price for the related Transaction (such excess, a “Margin Deficit”), then Administrative Agent may, and, at the direction of all Buyers, shall, by notice to Sellers require Sellers to transfer to Administrative Agent cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).

(b) Notice delivered pursuant to Section 2.05(a) may be given by any written or electronic means. With respect to a Margin Call, any notice given before 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day. With respect to a Margin Call, any notice given after 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the date of such notice. The failure of Administrative Agent, on any one or more occasions, to exercise the rights of Buyers hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Administrative Agent to do so at a later date. Each of the Sellers, each of the Buyers, and the Administrative Agent each agree that a failure or delay by Administrative Agent to exercise the rights of Buyers hereunder shall not limit or waive Administrative Agent’s rights under this Agreement or otherwise existing by law or in any way create additional rights for the Sellers.

(c) In the event that a Margin Deficit exists, Administrative Agent may retain any funds received by it to which the Sellers would otherwise be entitled hereunder, which funds (i) may be held by Administrative Agent against the related Margin Deficit or (ii) may be applied by Administrative Agent against the Purchase Price. Notwithstanding the foregoing, Administrative Agent retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 2.06.

Section 2.07 Payment Procedure. The Sellers absolutely, unconditionally, and irrevocably, shall make, or cause to be made, all payments required to be made by Sellers hereunder. Sellers shall deposit or cause to be deposited all amounts constituting collection, payments and proceeds of the Note (including all fees and proceeds of sale to a third party) to the Administrative Agent Account.

Section 2.08 Application of Payments. (a) On each Price Differential Payment Date prior to the occurrence of an Event of Default, all amounts deposited into the Administrative Agent Account from and after the immediately preceding Price Differential Payment Date (or the Closing Date in connection with the initial Price Differential Payment Date), or received by Administrative Agent from the Issuer and Co-Issuer in Administrative Agent’s capacity as VFN Noteholder on behalf of Buyers, shall be applied by the Administrative Agent as follows:

(a) first, to each Buyer, pro rata, the payment of any accrued and unpaid Price Differential owing;

(b) second, to each Buyer, pro rata, the payment of Purchase Price outstanding to satisfy any Margin Deficit owing;

(c) third, to payment of all other costs and fees payable pursuant to this Agreement, first to Administrative Agent and then to each Buyer on a pro rata basis;

(d) fourth, to each Buyer, pro rata, the payment of the Purchase Price outstanding as a result of any Additional Note Payment made pursuant to Section 4.4(b) or Section 4.5(e) of the Indenture; and

(e) fifth, any remainder to each Seller based upon an allocation percentage to be provided by Sellers to the Administrative Agent.

(b) Notwithstanding the preceding provisions, if an Event of Default shall have occurred hereunder, all funds related to the Note shall be applied by the Administrative Agent as follows:

(a) first, to each Buyer, pro rata, the payment of any accrued and unpaid Price Differential owing;

(b) second, to each Buyer, pro rata, the payment of Purchase Price until reduced to zero;

(c) third, to payment of all other costs and fees payable pursuant to this Agreement, first to Administrative Agent and then to each Buyer, on a pro rata basis;

(d) fourth, to the payment of any other Obligations; and

(e) fifth, any remainder to each Seller based upon an allocation percentage to be provided by Sellers to the Administrative Agent.

Section 2.09 Use of Purchase Price and Transaction Requests. The Purchase Price shall be used by Sellers to satisfy their obligations under the Indenture and for general corporate purposes.

Section 2.10 Recourse. Notwithstanding anything else to the contrary contained or implied herein or in any other Program Agreement, (i) Administrative Agent and Buyers shall have full, unlimited recourse against the Sellers and their assets in order to satisfy the Obligations, and (ii) solely with respect to the Sellers, all obligations of each Seller (excluding PMC’s obligations relating to its servicing functions) hereunder, including payment of any amounts owed on any date, shall be joint and several obligations of the Sellers.

Section 2.11 Requirements of Law. (a) If any Requirement of Law (other than with respect to any amendment made to a Buyer’s certificate of trust and trust agreement or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by such Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(a) shall subject such Buyer to any tax of any kind whatsoever with respect to this Agreement or the Transactions (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on a Buyer as a result of any present or former connection between such Buyer and the United States, other than any such connection arising solely from such Buyer having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or change the basis of taxation of payments to such Buyer in respect thereof;

(b) shall impose, modify or hold any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Buyer which is not otherwise included in the determination of the Price Differential hereunder; or

(c) shall impose on such Buyer any other condition; and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer deems to be material, of entering, continuing or maintaining this Agreement or any other Program Agreement, the Transactions or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Sellers shall promptly pay such Buyer such additional amount or amounts as calculated by such Buyer in good faith as will compensate such Buyer for such increased cost or reduced amount receivable.

(b) If a Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to such Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by such Buyer or any corporation Controlling such Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Buyer to be material, then from time to time, Sellers shall promptly pay to such Buyer such additional amount or amounts as will compensate such Buyer for such reduction.

(c) If a Buyer becomes entitled to claim any additional amounts pursuant to this Section 2.11, it shall promptly notify Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.11 submitted by such Buyer to Sellers shall be conclusive in the absence of manifest error.

Section 2.12 Taxes. (a) Any and all payments by or on behalf of any Seller under or in respect of this Agreement or any other Program Agreements to which any Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If any Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Program Agreements to Administrative Agent and any Buyer (including for purposes of Section 2.11 and this Section 2.12, any assignee, successor or participant), (i) such Seller shall make all such deductions and withholdings in respect of Taxes, (ii) such Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by such Seller shall be increased as may be necessary so that after such Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.12) Administrative Agent and Buyers receive an amount equal to the sum they would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of Administrative Agent and Buyers, Taxes that are (i) imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which Administrative Agent or the related Buyer is organized or of their Applicable Lending Office, or any political subdivision thereof, unless such Taxes are imposed as a result of Administrative Agent or the related Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Program Agreements (in which case such Taxes will be treated as Non-Excluded Taxes) and (ii) imposed pursuant to FATCA.

(b) In addition, the Sellers hereby agree to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Program Agreement or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Program Agreement (collectively, “Other Taxes”).

(c) The Sellers hereby, jointly and severally, agree to indemnify Administrative Agent and Buyers for, and to hold each of them harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable by any Seller under this Section 2.12 imposed on or paid by Administrative Agent or Buyers and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Sellers provided for in this Section 2.12 shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Seller under the indemnity set forth in this Section 2.11(c) shall be paid within ten (10) days from the date on which Administrative Agent makes written demand therefor.

(d) Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 2.12 shall survive the termination of this Agreement and the other Program Agreements. Nothing contained in Section 2.11 or this Section 2.12 shall require Administrative Agent or any Buyer to make available any of their tax returns or any other information that they deem to be confidential or proprietary.

(e) Administrative Agent and Buyers will timely furnish Sellers, or any agent of Sellers, any tax forms or certifications (such as an applicable IRS Form W-8, IRS Form W-9 or any successors to such IRS forms) that it is legally entitled to provide and that Sellers or their agents may reasonably request (A) to permit Sellers or their agents to make payments to it without, or at a reduced rate of, deduction or withholding, (B) to enable Sellers or their agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which Sellers or their agents receive payments and (C) to enable Sellers or their agents to satisfy reporting and other obligations under the Code and Treasury Regulations and under any other applicable laws, and shall update or replace such tax forms or certifications as appropriate or in accordance with their terms or subsequent amendments, and acknowledges that the failure to provide, update or replace any such tax forms or certifications may result in the imposition of withholding or back-up withholding upon payments to Administrative Agent and Buyers.

Section 2.13 Indemnity. Without limiting, and in addition to, the provisions of Section 10.02, each of the Sellers, jointly and severally, agrees to indemnify the Administrative Agent and each Buyer and to hold each of them harmless from any loss or expense that Administrative Agent or Buyers may sustain or incur as a consequence of (i) a default by any Seller in payment when due of the Repurchase Price or Price Differential or (ii) a default by any Seller in making any prepayment of Repurchase Price after such Seller has given a notice thereof in accordance with Section 2.03.

Section 2.14 Additional Balance and Additional Funding. In the event that any Seller wishes an increase in the VFN Principal Balance, such Seller shall deliver to Administrative Agent and Buyers a copy of the VFN Note Balance Adjustment Request that is delivered under the Indenture. If all the Funding Conditions required pursuant to Section 5.02 hereof and in the Indenture have been satisfied with the consent of the Administrative Agent, in its sole discretion (provided that the consent of the Administrative Agent shall not be required in the event that the aggregate outstanding Purchase Price, after giving effect to the requested increase, does not exceed the Aggregate Committed Amount), then such increase in the VFN Principal Balance (such increase, an “Additional Balance”), (i) the outstanding VFN Principal Balance set forth in the Asset Schedule hereof shall be automatically updated and (ii) if requested by Sellers, each Buyer shall thereupon deliver to Administrative Agent in cash its Pro Rata Share of the amount equal to the product of such Additional Balance and the Purchase Price Percentage (the “Additional Funding”).

Section 2.15 Commitment Fee. Sellers shall pay the Commitment Fee, as specified in the Pricing Side Letter. Such payment shall be made in Dollars in immediately available funds, without deduction, set off or counterclaim, to Administrative Agent at such account designated in writing by Administrative Agent.

Section 2.16 Termination. (a) Notwithstanding anything to the contrary set forth herein, if a Seller Termination Option occurs, the Sellers may, upon five (5) Business Days’ prior written notice to Administrative Agent and each Buyer of such event, upon payment of the applicable Repurchase Price and satisfaction of the other termination conditions set forth in the Indenture, terminate this Agreement and the Termination Date shall be deemed to have occurred (upon the expiration of such five (5) Business Day period).

(b) In the event that a Seller Termination Option as described in clause (a) of the definition thereof has occurred and the Sellers have notified Administrative Agent and each Buyer in writing of its option to terminate this Agreement, the affected Buyer shall have the right to withdraw its request for payment within three (3) Business Days of Sellers’ notice of its exercise of Seller Termination Option and the Sellers shall no longer have the right to terminate this Agreement.

(c) For the avoidance of doubt, Sellers shall remain responsible for all costs actually incurred by Administrative Agent or Buyers pursuant to Sections 2.10 and 2.11.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Sellers, solely with respect to itself, represents and warrants to Administrative Agent and Buyers as of the Closing Date and as of each Purchase Date for any Transaction that:

Section 3.01 Sellers’ Existence. Each of the Sellers has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

Section 3.02 Licenses. Each of the Sellers is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations. The Sellers have the requisite power and authority and legal right to own, sell and grant a lien on all of its right, title and interest in and to the Note. Each of the Sellers has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each other Program Agreement and any Transaction Notice.Section

3.03 Power. Each of the Sellers has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

Section 3.04 Due Authorization. Each of the Sellers has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Notice and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Notice not yet executed, will be) duly authorized, executed and delivered by the Sellers, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against the Sellers in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

Section 3.05 Financial Statements. (a) Each of the Sellers has heretofore furnished to Administrative Agent and each Buyer a copy of (a) its balance sheet for the fiscal year of such Seller ended December 31, 2023, and the related statements of income for such Seller for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) its balance sheet for the quarterly fiscal period of such Seller ended June 30, 2024, and the related statements of income for such Seller for such quarterly fiscal period. All such financial statements are accurate, complete and correct and fairly present, in all material respects, the financial condition of Sellers (subject to normal year-end adjustments) and the results of such Seller’s operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis, and to the best of such Seller’s knowledge, do not omit any material fact as of the date(s) thereof. Since June 30, 2024, there has been no material adverse change in the consolidated business, operations or financial condition of Sellers from that set forth in said financial statements nor are the Sellers aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Each of the Sellers has no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Sellers except as heretofore disclosed to Administrative Agent and each Buyer in writing.

(b) Sellers have heretofore caused VFN Guarantor to furnish to Administrative Agent and each Buyer a copy of (a) its balance sheet for the fiscal year of VFN Guarantor ended December 31, 2023, and the related statements of income for VFN Guarantor for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) its balance sheet for the quarterly fiscal period of VFN Guarantor ended June 30, 2024, and the related statements of income for VFN Guarantor for such quarterly fiscal period. All such financial statements are accurate, complete and correct and fairly present, in all material respects, the financial condition of VFN Guarantor (subject to normal year-end adjustments) and the results of its operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis, and to the best of Sellers’ knowledge, do not omit any material fact as of the date(s) thereof. Since June 30, 2024, there has been no material adverse change in the consolidated business, operations or financial condition of VFN Guarantor from that set forth in said financial statements nor are Sellers aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. VFN Guarantor has no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of VFN Guarantor except as heretofore disclosed to Administrative Agent and each Buyer in writing.

Section 3.06 No Event of Default. There exists no Event of Default under Section 7.01 hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 7.03 hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

Section 3.07 Solvency. Each of the Sellers is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Neither of the Sellers intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The Sellers are not selling and/or pledging any Repurchase Assets with any intent to hinder, delay or defraud any of its creditors.

Section 3.08 No Conflicts. The execution, delivery and performance by each of the Sellers of this Agreement, any Transaction Notice hereunder and the Transaction Documents do not conflict with any term or provision of the organizational documents of the Sellers or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Sellers of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Sellers, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which the Sellers are a party.

Section 3.09 True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of the Sellers or any Affiliate thereof or any of their officers furnished or to be furnished to Administrative Agent and Buyers in connection with the initial or any ongoing due diligence of the Sellers or any Affiliate thereof or officer thereof, negotiation, preparation, or delivery of the Program Agreements, taken as a whole, are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.Section

3.10 Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any Governmental Authority or court is required under applicable law in connection with the execution, delivery and performance by the Sellers of this Agreement, any Transaction Notice and the Transaction Documents.

Section 3.11 Litigation. There is no action, proceeding or investigation pending with respect to which either of the Sellers has received service of process or, to the best of each of the Sellers’ knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction, Transaction Notice or any Transaction Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Notice or any Transaction Document, (C) in which the amount in controversy exceeds $10,000,000 and as to which an adverse determination would be reasonably likely to result in a Material Adverse Effect, (D) which requires filing with the SEC in accordance with the 1934 Act or any rules thereunder, (E) which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could adversely impact Sellers’ business, or (F) which might materially and adversely affect the validity of the Purchased Assets or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Notice or any Transaction Document.

Section 3.12 Material Adverse Change. There has been no material adverse change in the business, operations, financial condition, properties or prospects of Sellers or their Affiliates since the date set forth in the most recent financial statements supplied to Administrative Agent and Byers that is reasonably likely to have a Material Adverse Effect on Sellers.

Section 3.13 Ownership. (a) Each Seller has good title to all of the related Repurchase Assets, free and clear of all mortgages, security interests, restrictions, Liens and encumbrances of any kind other than the Liens created hereby or contemplated herein.

(b) Each item of the Repurchase Assets was acquired by the Sellers in the ordinary course of its business, in good faith, for value and without notice of any defense against or claim to it on the part of any Person.

(c) There are no agreements or understandings between the Sellers and any other party which would modify, release, terminate or delay the attachment of the security interests granted to Administrative Agent under this Agreement.

(d) The provisions of this Agreement are effective to create in favor of Administrative Agent a valid security interest in all right, title and interest of the related Seller in, to and under the Repurchase Assets.

(e) Upon the filing of financing statements on Form UCC-1 naming Administrative Agent as “Secured Party” and each related Seller as “Debtor”, and describing the Repurchase Assets, in the recording offices of the Secretary of State of Delaware the security interests granted hereunder in the Repurchase Assets will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the related Seller in, to and under such Repurchase Assets to the extent that such security interests can be perfected by filing under the Uniform Commercial Code.

Section 3.14 The Note. Each of the Sellers has (i) delivered the Note to Administrative Agent, (ii) duly endorsed the Note to Administrative Agent or Administrative Agent’s designee, (iii) notified the Indenture Trustee of such transfer and (iv) completed all documents required to effect such transfer in the Note Register, including receipt by the Note Registrar of the Rule 144A Note Transfer Certificate and such other information and documents that may be required pursuant to the terms of the Indenture. In addition, Administrative Agent has received all other Program Agreements (including all exhibits and schedules referred to therein or delivered pursuant thereto), all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and each Seller hereby certifies that the copies delivered to Administrative Agent by such Seller are true and complete. None of such documents has been amended, supplemented or otherwise modified (including waivers) since the respective dates thereof, except by amendments, copies of which have been delivered to Administrative Agent. Each such document to which each Seller is a party has been duly executed and delivered by such Seller and is in full force and effect, and no default or material breach has occurred and is continuing thereunder.

Section 3.15 Taxes. Each of the Sellers and their Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each of the Sellers and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Sellers, adequate.

Section 3.16 Investment Company. Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 3.17 Chief Executive Office; Jurisdiction of Organization. On the Closing Date, each Seller’s chief executive office, is, and has been, located at the address specified in Section 11.05 for notices. On the Closing Date, each Seller’s jurisdiction of organization is the State of Delaware. Each Seller shall provide Administrative Agent with thirty (30) days advance notice of any change in such Seller’s principal office or place of business or jurisdiction. Neither Seller has a trade name. During the preceding five (5) years, each Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

Section 3.18 Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Repurchase Assets is its chief executive office.

Section 3.19 ERISA. Each Plan to which the Sellers or their Subsidiaries make direct contributions, and, to the knowledge of the Sellers, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

Section 3.20 Financing of Note and Additional Balances. Each Transaction will be used to purchase the Note and funding of the Additional Balances as provided herein, which Note will be conveyed and/or sold by Sellers to Buyers.

Section 3.21 Agreements. Neither Sellers nor any Subsidiary of Sellers is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 3.05 hereof. Neither Sellers nor any Subsidiary of Sellers is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Sellers as a whole. No holder of any indebtedness of Sellers or of any of their Subsidiaries has given notice of any asserted default thereunder.

Section 3.22 Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement) of Sellers existing on the Closing Date is listed on Exhibit B hereto (the “Existing Indebtedness”).

Section 3.23 No Reliance. Each of the Sellers has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including legal counsel and accountants) as it has deemed necessary. Each of the Sellers is not relying upon any advice from Administrative Agent or Buyers as to any aspect of the Transactions, including the legal, accounting or tax treatment of such Transactions.

Section 3.24 Plan Assets. Neither of the Sellers is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR § 2510.3 101 as amended by Section 3(42) of ERISA, in Sellers’ hands, and transactions by or with Sellers are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

Section 3.25 No Prohibited Persons. Neither the Sellers nor any of their Affiliates, officers, directors, partners or members, (i) is an entity or person (or to the Sellers’ knowledge, owned or controlled by an entity or person) that (A) is currently the subject of any Sanctions or (B) resides, is organized or chartered, or has a place of business in a country or territory that is currently the subject of Sanctions or (ii) is engaging or will engage in any dealings or transactions prohibited by Sanctions or will directly or indirectly use the proceeds of any transactions contemplated hereunder, or lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity, for the purpose of financing or supporting, directly or indirectly, the activities of any person or entity that is currently the subject of Sanctions.

Section 3.26 Compliance with 1933 Act. Neither the Sellers nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Note, any interest in the Note or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Note, any interest in the Note or any other similar security from, or otherwise approached or negotiated with respect to the Note, any interest in the Note or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Note under the 1933 Act or which would render the disposition of the Note a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

Section 3.27 Anti-Money Laundering Laws. The operations of each Seller and each of their subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where such Seller or any of their subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Seller or any of their subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of any Seller, threatened.

ARTICLE IV

CONVEYANCE; REPURCHASE ASSETS; SECURITY INTEREST

Section 4.01 Ownership. Upon payment of the Purchase Price and delivery of the Note to Administrative Agent on behalf of the Buyers, Buyers shall become the sole owner of the Purchased Assets, free and clear of all liens and encumbrances.

Section 4.02 Security Interest. (a) Although the parties intend (other than for U.S. federal tax purposes) that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, each Seller hereby pledges to Administrative Agent, for the benefit of Buyers, as security for the performance by such Seller of its Obligations and hereby grants, assigns and pledges to Administrative Agent a fully perfected first priority security interest in all of such Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Primary Repurchase Assets”:

(a) the Note identified on the Asset Schedule;

(b) all rights to reimbursement or payment of the Note and/or amounts due in respect thereof under the Note identified on the Asset Schedule;

(c) all records, instruments or other documentation evidencing any of the foregoing;

(d) all “general intangibles”, “accounts”, “chattel paper”, “contracts”, “documents”, “goods”, “instruments”, “ deposit accounts”, “letter of credit rights”, “equipment”, “securities accounts”, “investment property”, “deposit accounts” and “money”, in each case as defined in the Uniform Commercial Code, including to the extent relating to or constituting any and all of the foregoing (including all of each Seller’s rights, title and interest in and under the Base Indenture and the Series 2024-VF2 Indenture Supplement); and

(e) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b) Each Seller hereby assigns, pledges, conveys and grants a security interest in all of its right, title and interest in, to and under the related Repurchase Assets to Administrative Agent, for the benefit of Buyers, to secure the Obligations. Each Seller agrees to mark its computer records, tapes and other electronic medium to evidence the interests granted to Administrative Agent hereunder.

(c) Subject to the priority interest of the Indenture Trustee, Administrative Agent, Buyers and Sellers hereby agree that in order to further secure Sellers’ Obligations hereunder, Sellers hereby grant to Administrative Agent, for the benefit of Buyers, a security interest (subject and subordinated to Fannie Mae’s rights under the Acknowledgment Agreement and the Fannie Mae Requirements) in (i) Sellers’ rights (but not its obligations) under the Program

Agreements including any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Rights”) and (ii) all collateral however defined or described under the Program Agreements to the extent not otherwise included under the definitions of Primary Repurchase Assets or Repurchase Rights (such collateral, “Additional Repurchase Assets,” and collectively with the Primary Repurchase Assets and the Repurchase Rights, the “Repurchase Assets”).

(d) [Reserved.]

(e) The foregoing provisions of this Section 4.02 are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and the Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

Section 4.03 Further Documentation. At any time and from time to time, upon the written request of Administrative Agent, and at the sole expense of the Sellers, the Sellers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction with respect to the Liens created hereby. Each of the Sellers also hereby authorizes Administrative Agent to file any such financing or continuation statement to the extent permitted by applicable law.

Section 4.04 Changes in Locations, Name, etc. Each Seller shall not (a) change the location of its chief executive office/chief place of business from that specified in Section 3.17 or (b) change its name or identity, unless it shall have given Administrative Agent at least thirty (30) days’ prior written notice thereof and shall have delivered to Administrative Agent all Uniform Commercial Code financing statements and amendments thereto as Administrative Agent shall request and taken all other actions deemed necessary by Administrative Agent to continue its perfected status in the Repurchase Assets with the same or better priority.

Section 4.05 Performance by Buyer of Sellers’ Obligations. If any Seller fails to perform or comply with any of its agreements contained in the Program Agreements and Administrative Agent may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable (under the circumstances) out-of-pocket expenses of Administrative Agent actually incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Pricing Rate shall be payable by either Seller to Administrative Agent on demand and shall constitute Obligations. Such interest shall be computed on the basis of the actual number of days in each Price Differential Period and a 360-day year.

Section 4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Repurchase Assets received by any Seller consisting of cash, checks and other liquid assets readily convertible to cash items shall be held by such Seller in trust for Administrative Agent segregated from other funds of such Seller, and shall forthwith upon receipt by such Seller be turned over to Administrative Agent in the exact form received by such Seller (duly endorsed by such Seller to Administrative Agent, if required) and (b) any and all such proceeds received by Administrative Agent (whether from a Seller or otherwise) may, in the sole discretion of Administrative Agent, be held by Administrative Agent as collateral security for, and/or then or at any time thereafter may be applied by Administrative Agent against, the Obligations (whether matured or unmatured), such application to be in such order as Administrative Agent shall elect. Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Agreement shall have been terminated shall be paid over to the applicable Seller or to whomsoever may be lawfully entitled to receive the same.

Section 4.07 Remedies. If an Event of Default shall occur and be continuing, Administrative Agent may exercise (and at the direction of the Required Buyers shall exercise), in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code (including Administrative Agent’s rights to a strict foreclosure under Section 9-620 of the Uniform Commercial Code). Without limiting the generality of the foregoing, Administrative Agent may seek (and at the direction of the Required Buyers shall seek) the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of the Sellers or any of the Sellers’ property. Without limiting the generality of the foregoing, Administrative Agent may terminate (and at the direction of the Required Buyers shall terminate) the Participation Interest in accordance with the Participation Agreement. Administrative Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required under this Agreement or by law referred to below) to or upon the Sellers or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may (and at the direction of the Required Buyers shall) in such circumstances forthwith collect, receive, appropriate and realize upon the Repurchase Assets, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Repurchase Assets or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Repurchase Assets so sold, free of any right or equity of redemption in the Sellers, which right or equity is hereby waived or released. Each Seller further agrees, at Administrative Agent’s request, to assemble the Repurchase Assets and make them available to Administrative Agent at places which Administrative Agent shall reasonably select, whether at either of the Sellers’ premises or elsewhere. Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable (under the circumstances) out-of-pocket costs and expenses of every kind actually incurred therein or incidental to the care or safekeeping of any of the Repurchase Assets or in any way relating to the Repurchase Assets or the rights of Administrative Agent hereunder, including reasonable attorneys’ fees and disbursements of Administrative Agent or Buyers, to the payment in whole or in part of the Obligations, in such order as Administrative Agent may elect (or shall elect at the direction of the Required Buyers), and only after such application and after the payment by Administrative Agent of any other amount required or permitted by any provision of law, including Section 9-615 of the Uniform Commercial Code, need Administrative Agent account for the surplus, if any, to the related Seller. To the extent permitted by applicable law, each Seller waives all claims, damages and demands it may acquire against Administrative Agent arising out of the exercise by Administrative Agent of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Administrative Agent. If any notice of a proposed sale or other disposition of Repurchase Assets shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Each Seller, jointly and severally, shall remain liable for any deficiency (plus accrued interest thereon as contemplated herein) if the proceeds of any sale or other disposition of the Repurchase Assets are insufficient to pay the Obligations and the fees and disbursements in amounts reasonable under the circumstances, of any attorneys employed by Administrative Agent to collect such deficiency. Notwithstanding anything to the contrary herein or in any of the other Program Agreements, the remedies set forth in this Section 4.07 concerning any actions with respect to the MSRs arising under or related to any Servicing Contract shall be subject to the Acknowledgment Agreement entered into with Fannie Mae.

Section 4.08 Limitation on Duties Regarding Preservation of Repurchase Assets. Administrative Agent’s duty with respect to the custody, safekeeping and physical preservation of the Repurchase Assets in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Administrative Agent deals with similar property for its own account. Neither Administrative Agent nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Repurchase Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Repurchase Assets upon the request of any Seller or otherwise.

Section 4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Repurchase Assets are irrevocable and powers coupled with an interest.

Section 4.10 Release of Security Interest. Upon the latest to occur of (a) the repayment to Administrative Agent and Buyers of all Obligations hereunder, and (b) the occurrence of the Termination Date, Administrative Agent shall release its security interest in any remaining Repurchase Assets hereunder and shall promptly execute and deliver to the related Seller such documents or instruments as such Seller shall reasonably request to evidence such release.

Section 4.11 Reinstatement. All security interests created by this Article IV shall continue to be effective, or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any Obligation of the Sellers is rescinded or must otherwise be restored or returned by Administrative Agent or Buyers upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Sellers or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Sellers or any substantial part of their property, or otherwise, all as if such release had not been made.

Section 4.12 Subordination. Neither of the Sellers shall seek in any Insolvency Event of the Issuer and Co-Issuer to be treated as part of the same class of creditors as Administrative Agent and Buyers and shall not oppose any pleading or motion by Administrative Agent and Buyers advocating that Administrative Agent and Buyers and such Seller should be treated as separate classes of creditors. Each Seller acknowledges and agrees that its rights with respect to the Repurchase Assets are and shall continue to be at all times while the obligations are outstanding junior and subordinate to the rights of Administrative Agent and Buyers under this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Initial Transaction. The obligation of Administrative Agent and Buyers to enter into Transactions with the Sellers hereunder is subject to the satisfaction, immediately prior to or concurrently with the entering into such Transaction, of the condition precedent that Administrative Agent and Buyers shall have received all of the following items, each of which shall be satisfactory to Administrative Agent and its counsel in form and substance:

(a) Program Agreements and Note. The Program Agreements and Note, in all instances duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(b) Security Interest. Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s interest in the Repurchase Assets have been taken, including duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(c) Organizational Documents. A certificate of the corporate secretary of each of the Sellers in form and substance acceptable to Administrative Agent, attaching certified copies of each Seller’s certificates of formation, operating agreements and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(d) Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller, dated as of no earlier than the date ten (10) Business Days prior to the Closing Date.

(e) Incumbency Certificate. An incumbency certificate of the corporate secretary of each of Sellers, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(f) Fees. Administrative Agent and Buyers shall have received payment in full of all fees and Expenses (including the Commitment Fee, if any) which are payable hereunder to Administrative Agent and Buyers on or before such date.

Section 5.02 All Transactions. The obligation of Administrative Agent and Buyers to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(a) Transaction Notice and Asset Schedule. In accordance with Section 2.02 hereof, Administrative Agent shall have received from the related Seller a Transaction Notice with an updated Asset Schedule which includes the Note and any Additional Balance, if applicable, related to a proposed Transaction hereunder on such Business Day. Buyers shall have received a copy of the Note and any Additional Balance, if applicable.

(b) No Margin Deficit. After giving effect to each new Transaction, the aggregate outstanding amount of the Purchase Price shall not exceed the Asset Value of the Note then in effect.

(c) No Default. No Default or Event of Default shall have occurred and be continuing.

(d) Requirements of Law. Administrative Agent and Buyers shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Administrative Agent and Buyers has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or Buyers to enter into Transactions with a Pricing Rate based on the Benchmark.

(e) Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Sellers in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(f) Note. Administrative Agent shall have received the Note and evidence of the Additional Balances relating to any Purchased Assets, which is in form and substance satisfactory to Administrative Agent in its sole discretion.

(g) Material Adverse Change. None of the following shall have occurred and/or be continuing:

(A) a Buyer’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(B) an event or events shall have occurred in the good faith determination of Administrative Agent resulting in the effective absence of a “lending market” for financing debt obligations secured by mortgage loans or servicing receivables or securities backed by mortgage loans or servicing receivables or an event or events shall have occurred resulting in Buyers not being able to finance the Note through the “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(C) there shall have occurred a material adverse change in the financial condition of a Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of such Buyer to fund its obligations under this Agreement.

(h) Maintenance of Profitability. VFN Guarantor shall not permit Net Income to be less than $1.00 for one of the two prior Test Periods.

(i) Fees. Administrative Agent and Buyers shall have received payment in full of all fees and Expenses (including the Commitment Fee, if any) which are payable hereunder to Administrative Agent and Buyers on or before such date.

Section 5.03 Closing Subject to Conditions Precedent. The obligation of Buyers to purchase the Note is subject to the satisfaction on or prior to the Closing Date of the following conditions (any or all of which may be waived by Administrative Agent and Buyers):

(a) Performance by the Issuer, Co-Issuer, PMC and PMH. All the terms, covenants, agreements and conditions of the Transaction Documents to be complied with, satisfied, observed and performed by Issuer, Co-Issuer, PMC and PMH on or before the Closing Date shall have been complied with, satisfied, observed and performed in all material respects.

(b) Representations and Warranties. Each of the representations and warranties of Issuer, Co-Issuer, PMC and PMH made in the Transaction Documents shall be true and correct in all material respects as of the Closing Date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and except to the extent they expressly relate to an earlier or later time).

(c) Officer’s Certificate. Administrative Agent and Buyers shall have received in form and substance reasonably satisfactory to Administrative Agent and Buyers an officer’s certificate from PMC, an officer’s certificate from PMH, a certificate of an Authorized Officer of Issuer and a certificate of an Authorized Officer of Co-Issuer, dated the Closing Date, each certifying to the satisfaction of the conditions set forth in the preceding paragraphs (a) and (b), in each case together with incumbency, by-laws, resolutions and good standing.

(d) Opinions of Counsel to Issuer, Co-Issuer, PMC and PMH. Counsel to Issuer, Co-Issuer, PMC and PMH shall have delivered to Administrative Agent and Buyers favorable opinions, dated the Closing Date and satisfactory in form and substance to Administrative Agent and Buyers and their respective counsel, relating to corporate matters, enforceability, securities contract, non-consolidation and perfection and an opinion as to which state’s law applies to security interest and perfection matters. In addition to the foregoing, PMC, as servicer, shall have caused its counsel to deliver to Administrative Agent and Buyers an opinion as to certain tax matters dated as of the Closing Date, satisfactory in form and substance to Administrative Agent and Buyers and their respective counsel.

(e) Officer’s Certificate of Indenture Trustee. Administrative Agent and Buyers shall have received in form and substance reasonably satisfactory to Administrative Agent and Buyers an Officer’s Certificate from Indenture Trustee, dated the Closing Date, with respect to the Base Indenture, together with incumbency and good standing.

(f) Opinions of Counsel to the Indenture Trustee. Counsel to Indenture Trustee shall have delivered to Administrative Agent and Buyers a favorable opinion dated the Closing Date and reasonably satisfactory in form and substance to Administrative Agent and Buyers and their respective counsel related to the enforceability of the Base Indenture.

(g) Opinions of Counsel to the Owner Trustee. Delaware counsel to the Owner Trustee of Issuer and Co-Issuer shall have delivered to Administrative Agent and Buyers favorable opinions regarding the formation, existence and standing of Issuer and Co-Issuer and of Issuer’s and Co-Issuer’s execution, authorization and delivery of each of the Transaction Documents to which it is a party and such other matters as Administrative Agent or Buyers may reasonably request, dated the Closing Date and reasonably satisfactory in form and substance to Administrative Agent and Buyers and their respective counsel.

(h) Filings and Recordations. Administrative Agent and Buyers shall have received evidence reasonably satisfactory to Administrative Agent and Buyers of (i) the completion of all recordings, registrations and filings as may be necessary or, in the reasonable opinion of Administrative Agent or Buyers, desirable to perfect or evidence: (A) the assignment by PMC, as a Seller, and PMH, as a Seller, to Issuer and Co-Issuer, respectively, of the ownership interest in the Collateral conveyed pursuant to the PC Repurchase Agreement and the proceeds thereof and (ii) the completion of all recordings, registrations, and filings as may be necessary or, in the reasonable opinion of Administrative Agent or Buyers, desirable to perfect or evidence the grant of a first priority perfected security interest in Issuer’s and Co-Issuer’s ownership interest in the Collateral in favor of Indenture Trustee, subject to no Liens prior to the Lien created by the Base Indenture.

(i) Documents. Administrative Agent shall have received the Note and Administrative Agent and Buyers shall have received a duly executed counterpart of each of the other Transaction Documents, in form acceptable to Administrative Agent and Buyers and Administrative Agent and each and every document or certification delivered by any party in connection with any such Transaction Documents or the Note, and each such document shall be in full force and effect.

(j) Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, any of the transactions contemplated by the Transaction Documents, the Note and the documents related thereto in any material respect.

(k) Approvals and Consents. All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Transaction Documents, the Note and the documents related thereto shall have been obtained or made.

(l) Fees, Costs and Expenses. Buyers shall have received payment in full of all fees and Expenses (including the Commitment Fee, if any) which are payable hereunder to Buyers on or before the Closing Date, and the fees, costs and expenses payable by Issuer, Co-Issuer, PMC and PMH on or prior to the Closing Date pursuant to this Agreement or any other Transaction Document shall have been paid in full.

(m) Other Documents. PMC and PMH shall have furnished to Administrative Agent and Indenture Trustee such other opinions, information, certificates and documents as Administrative Agent and Indenture Trustee may reasonably request.

(n) MSR Valuation Agent. PMC shall have engaged the MSR Valuation Agent pursuant to an agreement reasonably satisfactory to Administrative Agent.

(o) Proceedings in Contemplation of Sale of the Note. All actions and proceedings undertaken by Issuer, Co-Issuer, PMC and PMH in connection with the issuance and sale of the Note as herein contemplated shall be satisfactory in all respects to Administrative Agent and its counsel.

(p) Advance Rate Trigger Event, Servicer Termination Events, Events of Default and Funding Interruption Events. No Advance Rate Trigger Event, Servicer Termination Event, Event of Default or Funding Interruption Event shall then be occurring.

(q) Satisfaction of Conditions. Each of the Funding Conditions shall have been satisfied.

If any condition specified in this Section 5.03 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Administrative Agent and the Buyers by notice to PMC and to PMH at any time at or prior to the Closing Date, and neither the Administrative Agent nor any Buyer shall incur any liability as a result of such termination.

ARTICLE VI

COVENANTS

Each of the Sellers covenants and agrees, solely with respect to itself, that until the payment and satisfaction in full of all Obligations, whether now existing or arising hereafter, shall have occurred:

Section 6.01 Litigation. Each of the Sellers will promptly, and in any event within ten (10) days after service of process on any of the following, give to Administrative Agent and each Buyer notice of all litigation, actions, suits, arbitrations, investigations (including any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting either of the Sellers or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) in which the amount in controversy exceeds $10,000,000 and as to which an adverse determination would be reasonably likely to result in a Material Adverse Effect, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. On the fifth (5th) day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day), Sellers will provide to Administrative Agent and each Buyer a litigation docket listing all litigation, actions, suits, arbitrations, investigations (including any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Sellers or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority. Each of the Sellers will promptly, and in any event within five (5) days after entry of a judgment or decree against the Sellers or any of their Subsidiaries, provide notice of an amount in excess of $10,000,000.

Section 6.02 Prohibition of Fundamental Changes. Neither Seller shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that either Seller may merge or consolidate with (a) any wholly owned subsidiary of the related Seller, or (b) any other Person if the related Seller is the surviving entity; and provided further, that if after giving effect thereto, no Default would exist hereunder.

Section 6.03 Monthly Reporting. Sellers shall ensure that each Buyer receives all reports and information that the Administrative Agent and the VFN Noteholders are entitled to receive pursuant to the Indenture (including the Advance Verification Agent Report, as delivered on a quarterly or other periodic basis, and all other reports and information delivered by the Issuer, the Co-Issuer, the Administrator, the Co-Issuer Administrator or the Indenture Trustee relating to the Note). Each Buyer agrees to be bound by any confidentiality provisions reasonably requested by Sellers and upon request of Sellers execute and deliver a separate confidentiality agreement memorializing such provisions.

Section 6.04 No Adverse Claims. Each of the Sellers warrants and will defend the right, title and interest of Administrative Agent and Buyers in and to all Purchased Assets against all adverse claims and demands.

Section 6.05 Assignment. Except as permitted herein, neither Seller shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided that this Section 6.05 shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.

Section 6.06 Security Interest. Each of the Sellers shall do all things necessary to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each of the Sellers will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets to comply with all applicable rules, regulations and other laws. Neither Seller will allow any default for which each of the Sellers is responsible to occur under any Purchased Assets or any Transaction Document and each of the Sellers shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets and any Transaction Document.

Section 6.07 Records. (a) Each of the Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice for assets similar to the Purchased Assets, including those maintained pursuant to Section 6.08, and all such Records shall be in the related Seller’s or Administrative Agent’s possession unless Administrative Agent otherwise approves. Each of the Sellers will maintain all such Records in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.

(b) For so long as Administrative Agent and Buyers have an interest in or lien on any Purchased Assets, the Sellers will hold or cause to be held all related Records in trust for Administrative Agent and Buyers. The Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent and Buyers granted hereby.

(c) Upon reasonable advance notice from Administrative Agent or a Buyer, the Sellers shall (x) make any and all such Records available to Administrative Agent and each Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Administrative Agent or any Buyer or their authorized agents to discuss the affairs, finances and accounts of each Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller with its independent certified public accountants.

Section 6.08 Books. Each of the Sellers shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyers.

Section 6.09 Approvals. Each of the Sellers shall maintain all licenses, permits or other approvals necessary for each of the Sellers to conduct its business and to perform its obligations under the Program Agreements, and each of the Sellers shall conduct its business strictly in accordance with applicable law.

Section 6.10 Material Change in Business. Neither Seller shall make any material change in the nature of its business as carried on at the Closing Date.

Section 6.11 Distributions. If an Event of Default has occurred and is continuing, Sellers shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Sellers.

Section 6.12 Applicable Law. The Sellers shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

Section 6.13 Existence. The Sellers shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

Section 6.14 Chief Executive Office; Jurisdiction of Organization. Each Seller shall not move its chief executive office from the address referred to in Section 3.17 or change its jurisdiction of organization from the jurisdiction referred to in Section 3.17 unless it shall have provided Administrative Agent at least thirty (30) days’ prior written notice of such change.

Section 6.15 Taxes. Each of the Sellers shall timely file all tax returns that are required to be filed by it and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

Section 6.16 Transactions with Affiliates. Other than the purchase of the Note, Sellers will not enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction (a) does not result in a Default hereunder, (b) is in the ordinary course of the Sellers’ business and (c) is upon fair and reasonable terms no less favorable to Sellers than they would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 6.16 to any Affiliate.

Section 6.17 Guarantees. Sellers shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in the related Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of Sellers do not exceed $250,000.

Section 6.18 Indebtedness. Sellers shall not incur any additional material Indebtedness other than (i) the Existing Indebtedness specified on Exhibit B hereto; (ii) Indebtedness incurred with Buyers or their Affiliates; (iii) Indebtedness incurred in connection with new or existing secured lending facilities and (iv) usual and customary accounts payable for a mortgage company), without the prior written consent of Administrative Agent and each Buyer.

Section 6.19 True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Sellers, any Affiliate thereof or any of their officers furnished to Administrative Agent and Buyers hereunder and during Administrative Agent’s and Buyers’ diligence of Sellers are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by the related Seller to Administrative Agent and Buyers pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

Section 6.20 No Pledge. Except as contemplated herein, Sellers shall not pledge, grant a security interest or assign any existing or future rights to service any of the Repurchase Assets or pledge or grant to any other Person any security interest in the Note.

Section 6.21 Plan Assets. Neither Seller shall act on behalf of an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Sellers shall not use “plan assets” within the meaning of 29 CFR § 2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions to or with Sellers shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

Section 6.22 Sharing of Information. Each of the Sellers shall allow Administrative Agent and Buyers to exchange information related to each of the Sellers and the Transactions hereunder with third party lenders and each of the Sellers shall permit each third party lender to share such information with Administrative Agent and Buyers.

Section 6.23 Modification of the Base Indenture and Series 2024-VF2 Indenture Supplement. Sellers shall not consent with respect to any of the Base Indenture and the Series 2024-VF2 Indenture Supplement related to the Purchased Assets, to (i) the modification, amendment or termination of such the Base Indenture and the Series 2024-VF2 Indenture Supplement, (ii) the waiver of any provision of the Base Indenture and the Series 2024-VF2 Indenture Supplement, or (iii) the resignation of PMC as servicer under the Base Indenture and the Series 2024-VF2 Indenture Supplement, or the assignment, transfer, or material delegation of any of its rights or obligations, under such the Base Indenture and the Series 2024-VF2 Indenture Supplement, without the prior written consent of Administrative Agent and each Buyer exercised in such Person’s sole discretion.

Section 6.24 Reporting Requirements. (a) Sellers shall furnish to Administrative Agent and each Buyer (i) promptly, copies of any material and adverse notices (including notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Sellers hereunder which is given to Sellers’ lenders, (ii) promptly, notice of the occurrence of (1) any Event of Default hereunder; (2) any default or material breach by any Seller of any obligation under any Program Agreement or any material contract or agreement of such Seller or (3) the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default and (iii) the following:

(1) as soon as available and in any event within forty (40) calendar days after the end of each calendar month, the unaudited balance sheet of each Seller and VFN Guarantor, as at the end of such period and the related unaudited consolidated statements of income for each Seller and VFN Guarantor for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of each Seller and VFN Guarantor, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of each Seller and VFN Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, the unaudited cash flow statements of each Seller and VFN Guarantor, as at the end of such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of each Seller and

VFN Guarantor, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of each Seller and VFN Guarantor, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(3) as soon as available and in any event within ninety (90) days after the end of each fiscal year of each Seller and VFN Guarantor, the balance sheet of each Seller and VFN Guarantor, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for each Seller and VFN Guarantor for such year, setting forth in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Administrative Agent and each Buyer in their sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements or financial statements, as applicable, fairly present the consolidated financial condition or financial condition, as applicable, and results of operations of each Seller and VFN Guarantor as at the end of, and for, such fiscal year in accordance with GAAP;

(4) such other prepared statements that Administrative Agent or a Buyer may reasonably request;

(5) from time to time such other information regarding the financial condition, operations, or business of each Seller as Administrative Agent or a Buyer may reasonably request;

(6) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of each Seller has knowledge of the occurrence of any ERISA Event of Termination, stating the particulars of such ERISA Event of Termination in reasonable detail;

(7) as soon as reasonably possible, notice of any of the following events:

a. any material dispute, litigation, investigation, proceeding or suspension between any Seller on the one hand, and any Governmental Authority or any Person;

b. any material change in accounting policies or financial reporting practices of any Seller;

c. any material issues raised upon examination of any Seller or such Seller’s facilities by any Governmental Authority;

d. any material change in the Indebtedness of any Seller, including any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

e. promptly upon receipt of notice or knowledge of any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets; and

f. any other event, circumstance or condition that has resulted, or has a reasonable possibility of resulting, in a Material Adverse Effect with respect to any Seller.

(b) Officer’s Certificates. Each of the Sellers will furnish to Administrative Agent and each Buyer, at the time such Seller furnishes each set of financial statements pursuant to Section 6.24(a)(iii)(1), (2) or (3) above, an Officer’s Compliance Certificate of such Seller.

(c) Other. Each of the Sellers shall deliver to Administrative Agent and each Buyer any other reports or information reasonably requested by Administrative Agent or a Buyer or as otherwise required pursuant to this Agreement and the Indenture (including the Advance Verification Agent Report, as delivered on a quarterly or other periodic basis, and all other reports and information delivered by the Issuer, the Co-Issuer, the Administrator, the Co-Issuer Administrator or the Indenture Trustee relating to the Note).

(d) Regulatory Reporting Compliance. The PMC Seller shall, on or before the last Business Day of the fifth (5th) month following the end of each of the PMC Seller’s fiscal years (December 31), beginning with the fiscal year ending in 2023, deliver to Administrative Agent and each Buyer a copy of the results of any Uniform Single Attestation Program for Mortgage Bankers or an Officer’s Certificate that satisfies the requirements of Item 1122(a) of Regulation AB, an independent public accountant’s report that satisfies the requirements of Item 1123 of Regulation AB, or similar review conducted on the PMC Seller by its accountants, and such other reports as the PMC Seller may prepare relating to its servicing functions as Seller.

Section 6.25 Liens on Substantially All Assets. Neither of the Sellers shall grant a security interest to any Person other than Administrative Agent or an Affiliate of Administrative Agent in substantially all assets of the related Seller.

Section 6.26 Litigation Summary. On each date on which the Officer’s Compliance Certificate is delivered, Sellers shall provide to Administrative Agent and each Buyer a true and correct summary of all material actions, notices, proceedings and investigations pending with respect to which each of the Sellers has received service of process or other form of notice or, to the best of the related Seller’s knowledge, threatened against it, before any court, administrative or governmental agency or other regulatory body or tribunal.

Section 6.27 Hedging. On each date on which the Officer’s Compliance Certificate is delivered, each of the Sellers shall provide to the Administrative Agent and each Buyer, with respect to its respective portfolio, a report comparing the change in mark to market of hedging contracts to the change in mark to market of MSRs across such Seller’s entire portfolio for the prior calendar month.

Section 6.28 MSR Valuation. Sellers shall provide to Administrative Agent and each Buyer a detailed summary of the fair market value and Market Value Percentage of MSRs from the most recently delivered Market Value Report in accordance with the timing requirements of Section 3.3(g) of the Base Indenture.

Section 6.29 Most Favored Status. Sellers, Administrative Agent and Buyers each agree that should any Seller or any Affiliate thereof enter into a repurchase agreement or credit facility with any Person other than Administrative Agent or a Buyer or an Affiliate of Administrative Agent or a Buyer which by its terms provides any of the following (each, a “More Favorable Agreement”):

(a) more favorable terms with respect to any guaranties or financial covenants of either PMC Seller or PMH Seller, including covenants covering the same or similar subject matter set forth or referred to in Section 6.11 hereof and Section 2 of the Pricing Side Letter;

(b) a security interest to any Person other than Administrative Agent or an Affiliate of Administrative Agent in substantially all assets of Sellers or any Affiliate thereof; or

(c) a requirement that each of the Sellers has added or will add any Person other than Administrative Agent or an Affiliate of Administrative Agent as a loss payee under the related Seller’s Fidelity Insurance;

then the terms of this Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement, such that such terms operate in favor of Administrative Agent, Buyers or an Affiliate of Administrative Agent or Buyers; provided, that in the event that such More Favorable Agreement is terminated, upon notice by Sellers to Administrative Agent of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated. Administrative Agent, Sellers and Buyers further agree to execute and deliver any new guaranties, agreements or amendments to this Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto. Promptly upon Sellers or any Affiliate thereof entering into a repurchase agreement or other credit facility with any Person other than Administrative Agent or a Buyer, Sellers shall deliver to Administrative Agent and each Buyer a true, correct and complete copy of such repurchase agreement, loan agreement, guaranty or other financing documentation.

Section 6.30 Servicer Administration. If at any time PMC intends to service the Mortgage Loans directly without a subservicer, PMC shall not less than 120 days prior to the anticipated servicing transfer date, provide notice to Administrative Agent of such intention and solicit Administrative Agent’s prior written consent, which Administrative Agent shall have sixty (60) days from the receipt of the notice to provide and which consent may not be unreasonably withheld. If Administrative Agent denies the request for consent in writing, then PMC shall repurchase the Note not later than the later of (x) the sixtieth (60th) day following receipt of Administrative Agent’s denial letter or (y) such anticipated servicing transfer date.

ARTICLE VII

DEFAULTS/RIGHTS AND REMEDIES OF BUYER UPON DEFAULT

Section 7.01 Events of Default. Each of the following events or circumstances shall constitute an “Event of Default”:

(a) Payment Failure. Failure of any Seller to (i) make any payment (which failure continues for a period of two (2) Business Days following written notice (which may be in electronic form) from Administrative Agent) of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document, in each case evidencing or securing Indebtedness of Sellers to Administrative Agent or Buyers to any Affiliate of Administrative Agent or Buyers, or (ii) cure any Margin Deficit when due pursuant to Section 2.05 hereof.

(b) Cross Default. Any Seller or Affiliates thereof shall be in default under (i) any Transaction Document or any Citi Facility Agreement; provided that any such default under the Indenture shall constitute an “Event of Default” only if it continues unremedied for a period of two (2) Business Days after a Responsible Officer of either Seller obtains actual knowledge of such failure, or receives written notice from Administrative Agent of such default; (ii) any Indebtedness (other than a Citi Facility Agreement), in the aggregate, in excess of $1,000,000 of either Seller or any Affiliate thereof which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (iii) any other contract or contracts (other than a Citi Facility Agreement), in the aggregate in excess of $1,000,000 to which either Seller or any Affiliate thereof is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.or attempted assignment by any Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Administrative Agent, or the granting by any Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Administrative Agent.

(c) Insolvency. An Act of Insolvency shall have occurred with respect to any Seller or any Affiliate thereof.

(d) Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of any Seller or any of its Affiliates shall occur, in each case as determined by Administrative Agent in its sole good faith discretion, or any other condition shall exist which, in Administrative Agent’s sole good faith discretion, constitutes a material impairment of such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document.

(e) Immediate Breach of Representation or Covenant or Obligation. A breach by any Seller of any of the representations, warranties or covenants or obligations set forth in Section 3.01 (Seller Existence), Section 3.07 (Solvency), Section 3.12 (Material Adverse Change), Section 3.22 (Other Indebtedness), Section 6.02 (Prohibition of Fundamental Changes), Section 6.13 (Existence), Section 6.17 (Guarantees), Section 6.18 (Indebtedness), Section 6.20 (No Pledge) or Section 6.21 (Plan Assets) of this Agreement.

(f) Additional Breach of Representation or Covenant. A material breach by any Seller of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 7.01(f) above), if such breach is not cured within five (5) Business Days or, in the case of a breach of Section 6.02, three (3) Business Days, and in the case of a breach of Section 2 of the Pricing Side Letter (Financial Covenants), one (1) Business Day.

(g) Change in Control. The occurrence of a Change in Control.

(h) Failure to Transfer. Either of the Sellers fails to transfer the Note or a material portion of the other Purchased Assets to Administrative Agent on the applicable Purchase Date (provided Administrative Agent has tendered the related Purchase Price on behalf of Buyers).

(i) Judgment. A final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against either Seller or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof.

(j) Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller or any Affiliate thereof, or shall have taken any action to displace the management of any Seller or any Affiliate thereof or to curtail its authority in the conduct of the business of any Seller or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Sellers or Affiliate as an issuer, buyer or a seller/servicer of mortgage loans or securities backed thereby, and such action provided for in this subparagraph (k) shall not have been discontinued or stayed within thirty (30) days.

(k) Inability to Perform. A Responsible Officer of any Seller or VFN Guarantor shall admit its inability to, or its intention not to, perform any of the Seller’s Obligations or VFN Guarantor’s obligations hereunder or the VFN Repo Guaranty.

(l) Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Repurchase Assets purported to be covered hereby.

(m) Financial Statements. Any Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Seller as a “going concern” or a reference of similar import.

(n) Validity of Agreement. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Seller or any Affiliate of such Seller shall seek to disaffirm, terminate, limit or reduce its obligations hereunder or VFN Guarantor’s obligations under the VFN Repo Guaranty.

(o) VFN Guarantor Breach. A breach by VFN Guarantor of any material representation, warranty or covenant set forth in the VFN Repo Guaranty or any other Program Agreement, any “event of default” by VFN Guarantor under the VFN Repo Guaranty, any repudiation of the VFN Repo Guaranty by VFN Guarantor, or if the VFN Repo Guaranty is not enforceable against VFN Guarantor.

(p) Rating Trigger Event. To the extent a Rating Trigger Event has occurred and Seller fails to pay the Obligations outstanding in full on or before the conclusion of the Rating Trigger Event Amortization Period.

(q) Capital Event. To the extent a Capital Event has occurred and Seller fails to pay the Obligations outstanding in full on or before the conclusion of the Capital Event Amortization Period.

Section 7.02 No Waiver. An Event of Default shall be deemed to be continuing unless expressly waived by Administrative Agent, at the direction of the Required Buyers, in writing.

Section 7.03 Due and Payable.

(a) Event of Default. Upon the occurrence of any Event of Default which has not been waived in writing by Administrative Agent, Administrative Agent may (or shall, at the direction of the Required Buyers), by notice to the Sellers, declare all Obligations to be immediately due and payable, and any obligation of Administrative Agent and Buyers to enter into Transactions with the Sellers shall thereupon immediately terminate. Upon such declaration, the Obligations shall become immediately due and payable, both as to Purchase Price outstanding and Price Differential, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or other evidence of such Obligations to the contrary notwithstanding, except with respect to any Event of Default set forth in Section 7.01(d), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand, and any obligation of Administrative Agent and Buyers to enter into Transactions with the Sellers shall immediately terminate. Administrative Agent may (or shall at the direction of the Required Buyers) enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Administrative Agent and Buyers,

(b) Rating Trigger Event. Upon the occurrence of a Rating Trigger Event, the Obligations outstanding as of such date shall be immediately due and payable in full and the Sellers shall pay such amounts to the related Buyer on or before the conclusion of the Rating Trigger Event Amortization Period. Upon the conclusion of the Rating Trigger Event Amortization Period, any outstanding Obligations as of such date owed to either Buyer shall become immediately due and payable, both as to Purchase Price outstanding and Price Differential, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or other evidence of such Obligations to the contrary notwithstanding. Each Buyer may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by such buyer, whether under this Agreement or any other Program Agreement or afforded by applicable law.

(c) Capital Event. On a Capital Event Notice Date, the Obligations outstanding as of such date shall be immediately due and payable in full and the Sellers shall pay such amounts to the related Buyer on or before the conclusion of the Capital Event Amortization Period. Upon the conclusion of the Capital Event Amortization Period, any outstanding Obligations as of such date owed to either Buyer, shall become immediately due and payable, both as to Purchase Price outstanding and Price Differential, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or other evidence of such Obligations to the contrary notwithstanding. Each Buyer may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by such Buyer, whether under this Agreement or any other Program Agreement or afforded by applicable law.

Section 7.04 Fees. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. In addition to each Seller’s obligations contained in Section 3 of the Pricing Side Letter, each Seller, jointly and severally, agrees to pay to Administrative Agent reasonable attorneys’ fees and reasonable legal expenses incurred in enforcing Administrative Agent’s and Buyers’ rights, powers and remedies under this Agreement and each other Program Agreement.

Section 7.05 Default Rate. Without regard to whether Administrative Agent has exercised any other rights or remedies hereunder, if an Event of Default shall have occurred and be continuing, the applicable Margin in respect of the Pricing Rate shall be increased, to the extent permitted by law, as set forth in clause (ii) of the definition of “Margin”.

ARTICLE VIII

ENTIRE AGREEMENT; AMENDMENTS

AND WAIVERS; SEPARATE ACTIONS BY BUYER

Section 8.01 Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto and supersedes any and all prior or contemporaneous agreements, written or oral, as to the matters contained herein, and no modification or waiver of any provision hereof or any of the Program Agreements, nor consent to the departure by the Sellers therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which it is given. This Agreement may not be amended, modified or supplemented except by a writing executed by the Sellers, Administrative Agent and Required Buyers.

Section 8.02 Waivers, Separate Actions by Buyers. Any amendment or waiver effected in accordance with this Article VIII shall be binding upon Administrative Agent, Buyers and the Sellers; and Administrative Agent’s or a Buyer’s failure to insist upon the strict performance of any term, condition or other provision of this Agreement or any of the Program Agreements, or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by Administrative Agent or such Buyer of any such term, condition or other provision or Default or Event of Default in connection therewith, nor shall a single or partial exercise of any such right or remedy preclude any other or future exercise, or the exercise of any other right or remedy; and any waiver of any such term, condition or other provision or of any such Default or Event of Default shall not affect or alter this Agreement or any of the Program Agreements, and each and every term, condition and other provision of this Agreement and the Program Agreements shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Default or Event of Default in connection therewith. An Event of Default hereunder or under any of the Program Agreements shall be deemed to be continuing unless and until waived in writing by Administrative Agent and Buyers.

ARTICLE IX

SUCCESSORS AND ASSIGNS

Section 9.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, any portion thereof, or any interest therein. The Sellers shall not have the right to assign all or any part of this Agreement or any interest herein without the prior written consent of Administrative Agent and Buyers.

Section 9.02 Participations and Transfers. (a) A Buyer may in accordance with applicable law at any time sell to one or more banks or other entities (“Participants”) participating interests in all or a portion of such Buyer’s rights and obligations under this Agreement and the other Program Agreements; provided, that (i) each Seller has consented to such sale; provided, however, any such Seller’s consent shall not be required in the event that (A) such Participant is an Affiliate of such Buyer or (B) an Event of Default has occurred; (ii) each such sale shall represent an interest in a Transaction in a Purchase Price of $1,000,000 or more and (iii) other than with respect to a participating interest consisting of a pro rata interest in all payments due to such Buyer under this Agreement and prior to an Event of Default such Buyer receives an opinion of a nationally recognized tax counsel experienced in such matters that such sale will not result in Issuer or Co-Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes. In the event of any such sale by a Buyer of participating interests to a Participant, such Buyer shall remain a party to the Transaction for all purposes under this Agreement and Sellers shall continue to deal solely and directly with such Buyer in connection with its rights and obligations under this Agreement.

(b) A Buyer may in accordance with applicable law at any time assign, pledge, hypothecate, or otherwise transfer to one or more banks, financial institutions, investment companies, investment funds or any other Person (each, a “Transferee”) all or a portion of such Buyer’s rights and obligations under this Agreement and the other Program Agreements; provided, that (i) each Seller has consented to such assignment, pledge, hypothecation, or other transfer; provided, however, any such Seller’s consent shall not be required in the event that (A) such Transferee is an Affiliate of such Buyer or (B) an Event of Default has occurred; (ii) absent an Event of Default, such Buyer shall give at least ten (10) days’ prior notice thereof to the Sellers; and (iii) that each such sale shall represent an interest in the Transactions in an aggregate Purchase

Price of $1,000,000 or more and (iv) other than with respect to an assignment, pledge, hypothecation or transfer consisting of a pro rata interest in all payments due to such Buyer under this Agreement and prior to an Event of Default such Buyer received an opinion of a nationally recognized tax counsel experienced in such matters that such assignment, pledge, hypothecation or transfer will not result in either of the Issuer or Co-Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes. In the event of any such assignment, pledge, hypothecation or transfer by a Buyer of its rights under this Agreement and the other Program Agreements, the Sellers shall continue to deal solely and directly with such Buyer in connection with its rights and obligations under this Agreement. Administrative Agent (acting as agent for the Sellers) shall maintain at its address referred to in Section 11.05 a register (the “Register”) for the recordation of the names and addresses of Transferees, and the Purchase Price outstanding and Price Differential in the Transactions held by each thereof. The entries in the Register shall be prima facie conclusive and binding, and the Sellers may treat each Person whose name is recorded in the Register as the owner of the Transactions recorded therein for all purposes of this Agreement. No assignment shall be effective until it is recorded in the Register.

(c) All actions taken by a Buyer pursuant to this Section 9.02 shall be at the expense of such Buyer. A Buyer may distribute to any prospective assignee any document or other information delivered to such Buyer by the Sellers.

Section 9.03 Buyer and Participant Register. (a) Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 9.03, from and after the effective date specified in each assignment and acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and acceptance, have the rights and obligations of a Buyer under this Agreement. Any assignment or transfer by a Buyer of rights or obligations under this Agreement that does not comply with this Section 9.03 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 9.02.

(b) The Sellers or an agent of the Sellers shall maintain a register (the “Transaction Register”) on which it will record the Transactions entered into hereunder, and each assignment and acceptance and participation. The Transaction Register shall include the names and addresses of Buyers (including all assignees, successors and Participants), and the Purchase Price of the Transactions entered into by Buyers. Failure to make any such recordation, or any error in such recordation shall not affect the Sellers’ obligations in respect of such Transactions. If a Buyer sells a participation in any Transaction, it shall provide the Sellers, or maintain as agent of the Sellers, the information described in this paragraph and permit the Sellers to review such information as reasonably needed for Sellers to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure.

ARTICLE X

AGENT PROVISIONS

Section 10.01 Appointment of Administrative Agent. (a) Each Buyer hereby irrevocably appoints Citibank, N.A., as Administrative Agent hereunder and under the other Program Agreements, and each Buyer hereby authorizes Citibank, N.A., in such capacity, to act as its agent in accordance with the terms hereof. The provisions of this Article X are solely for the benefit of Administrative Agent and Buyers, and Sellers shall not have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Buyers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Sellers.

(b) The Required Buyers may, to the extent permitted by applicable law, and with the consent of Sellers (such consent not to be required if an Event of Default has occurred and is continuing and not to be unreasonably withheld), by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of Sellers (such consent not to be required if an Event of Default has occurred and is continuing and not to be unreasonably withheld), appoint a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed by the Required Buyers and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Buyers and Sellers), then such removal shall nonetheless become effective in accordance with such notice on the date thirty (30) days (or such earlier day as shall be agreed by the Required Buyers and Sellers) after the Administrative Agent’s receipt of such notice of removal.

Section 10.02 Powers and Duties. Each Buyer irrevocably authorizes Administrative Agent to take such action on such Buyer’s behalf and to exercise such powers, rights and remedies hereunder and under the other Program Agreements as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Program Agreements. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Program Agreements, a fiduciary relationship in respect of any Buyer; and nothing herein or any of the other Program Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Program Agreements except as expressly set forth herein or therein.

Section 10.03 General Immunity. (a) No Responsibility for Certain Matters. Except for Administrative Agent’s failure to perform a specifically required task set forth herein (and which failure constitutes gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order), Administrative Agent shall not be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Program Agreement or with respect to any other party for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by or on behalf of Buyers or any other party in connection with the Program Agreements and the transactions contemplated thereby or for the financial condition or business affairs of Sellers or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required (except as set forth herein or in the Program Agreements) to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Program Agreements or as to the use of the proceeds of the Transactions or as to the existence or possible existence of any Event of Default or Default.

(b) Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or omitted by Administrative Agent under or in connection with any of the Program Agreements except to the extent caused by Administrative Agent’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Program Agreements or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Buyers and, upon receipt of such instructions from the Required Buyers, Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Sellers), accountants, experts and other professional advisors selected by it; (ii) no Buyer shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Program Agreements in accordance with the instructions of the Required Buyers; and (iii) no action taken or omitted by Administrative Agent shall be considered to have resulted from Administrative Agent’s gross negligence, bad faith or willful misconduct if such action or omission was done at the direction of the Required Buyers.

Section 10.04 Administrative Agent to Act as Buyer. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Buyer, to the extent it becomes a Buyer hereunder. To the extent that it becomes a Buyer hereunder, Administrative Agent shall have the same rights and powers as any other Buyer and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Buyer” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Sellers or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Sellers for services in connection herewith and otherwise without having to account for the same to Buyers.

Section 10.05 Buyers’ Representations, Warranties and Acknowledgment. (a) Each Buyer represents and warrants that it has made its own independent investigation of the financial condition and affairs of Sellers in connection with the Transactions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Sellers. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Buyers or to provide any Buyer with any credit or other information with respect thereto, whether coming into its possession before the making of the Transactions or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Buyers.

(b) Unless otherwise agreed to by Buyers and Sellers, each Buyer, by delivering its signature page to this Agreement and entering into Transactions with Sellers hereunder shall be deemed to have acknowledged receipt of, and consented to and approved, each Program Agreement and each other document required to be approved by Administrative Agent or Buyers, as applicable on the Closing Date or such other funding date. Each Buyer acknowledges that by agreeing to remit its Pro Rata Share of the Purchase Price on any Purchase Date, such Buyer agrees that all conditions precedent to entering into such Transaction have been met on such Purchase Date.

Section 10.06 Right to Indemnity. (a) Each Buyer, pro rata based on its outstanding Purchase Price, severally, but not jointly, shall, and hereby agrees to indemnify Administrative Agent, any Affiliate of the Administrative Agent, and their respective directors, officers, agents and employees (each, an “Indemnitee Agent Party”), and hold such Indemnitee Agent Party harmless to the extent that such Indemnitee Agent Party shall not have been reimbursed by Sellers, from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it has resulted from the gross negligence or willful misconduct of such Indemnitee Agent Party) which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Program Agreements or otherwise in its capacity as an Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Program Agreements, including amounts paid in settlement, court costs and reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Buyer to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Buyer’s pro rata portion of the outstanding Purchase Price thereof; and provided, further, this sentence shall not be deemed to require any Buyer to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

(b) Promptly after receipt by the Indemnitee Agent Party of notice of the commencement of any action regarding which a claim in respect thereof is to be made against Buyers, the Indemnitee Agent Party shall notify Buyers in writing of the commencement thereof, but the omission to so notify will not relieve Buyers from any liability which they may have under this Agreement or from any other liability which they may have, except to the extent that they have been prejudiced in any material respect by the failure by the Indemnitee Agent Party to provide prompt notice. Upon receipt of notice by Buyers, Buyers will be entitled to participate in the related action, and they may elect by written notice delivered to the Indemnitee Agent Party to assume the defense thereof. Upon receipt of notice by the Indemnitee Agent Party of the Buyers’

election to assume the defense of such action, Buyers shall not be liable to the Indemnitee Agent Party for legal expenses incurred by such party in connection with the defense thereof unless (i) Buyers shall not have employed counsel to represent the Indemnitee Agent Party within a reasonable time after receipt of notice of commencement of the action, (ii) Buyers have authorized in writing the employment of separate counsel for the Indemnitee Agent Party, or (iii) the Indemnitee Agent Party has previously engaged counsel and reasonable legal expenses are necessary (a) to transfer the file to the Buyers’ designated counsel, or (b) to pursue immediate legal action necessary to preserve the legal rights or defenses of the Indemnitee Agent Party as against a third party claimant, and such legal action must occur prior to said transfer. Buyers shall not settle any suit or claim without the Indemnitee Agent Party’s written consent unless such settlement solely involves the payment of money by parties other than the Indemnitee Agent Party and includes unconditional release of the Indemnitee Agent Party from all liability on all matters that are the subject of such proceeding or claim.

Section 10.07 Successor Administrative Agent. (a) Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Buyers. Upon any such notice of resignation, Buyers shall have the right to appoint a successor administrative agent; provided, that the retiring Administrative Agent shall continue to hold the Collateral and all liens and security interest therein for the benefit of Buyers until a successor administrative agent is appointed.

(b) Upon the acceptance of any appointment as Administrative Agent hereunder by a successor administrative agent, that successor administrative agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor administrative agent all sums and items of Collateral held under the Program Agreements, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor administrative agent under the Program Agreements, and (ii) execute and deliver to such successor administrative agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor administrative agent of the security interests created under the Program Agreements, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Section 11.02 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(c) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate without written notice to, the Buyers; provided, that Sellers and Buyers may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Sellers and Buyers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Program Agreements.

Section 10.08 Delegation of Duties. Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Program Agreement by or through (i) any one or more of its Affiliates or (ii) any one or more sub agents appointed by Administrative Agent with the prior consent of the Required Buyers. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates and their respective officers, partners, directors, trustees, employees and agents. The exculpatory provisions of this Article X shall apply to any such Affiliate or sub agent and to such other parties as are listed above provided that notwithstanding this Section 10.08, no such delegation relieves the Administrative Agent of its duties or obligations under this Agreement.

Section 10.09 Right to Realize on Collateral. Anything contained in any of the Program Agreements to the contrary notwithstanding, Sellers, Administrative Agent and each Buyer hereby agree that (i) no Buyer shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Buyers in accordance with the terms hereof and all powers, rights and remedies under the Program Agreements may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Buyer may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Buyers (but not any Buyer or Buyers in its or their respective individual capacities unless Buyers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 10.10 Erroneous Payments. (a)(i) If the Administrative Agent notifies a Seller, a Buyer, assignee of any party hereto or other recipient that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made, in immediately available funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Any Payment shall at all times remain the property of the Administrative Agent and shall be held in trust by the applicable Unintended Recipient for the benefit of the Administrative Agent until repaid to Administrative Agent pursuant to this Section 10.10(a)(i).

(ii) To the extent permitted by applicable law, no Seller or other party hereto (other than the Administrative Agent) shall assert any right or claim to a Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii) A notice of the Administrative Agent to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) If an Unintended Recipient receives a Payment from the Administrative Agent (or any of its Affiliates)

(i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),

(ii) that was not preceded or accompanied by a Payment Notice, or

(iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) or any Payment is otherwise inconsistent with such recipient’s or market expectations,

In each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from the Administrative Agent to the contrary. Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Each Seller hereby agrees that the receipt by an Unintended Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed to such Unintended Recipient by any Seller.

(d) Without prejudice to the survival of any other agreement of the Sellers hereunder, the covenants and obligations of the Sellers contained in this Section 10.10 shall survive the termination of this Agreement, any assignment permitted hereunder, the payment in full of the Repurchase Price and/or the satisfaction and discharge of all Obligations (or any portion thereof) under any Program Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Survival. This Agreement and the other Program Agreements and all covenants, agreements, representations and warranties herein and therein and in the certificates delivered pursuant hereto and thereto, shall survive the entering into of the Transaction and shall continue in full force and effect so long as any Obligations are outstanding and unpaid.

Section 11.02 Indemnification. Sellers shall, and hereby agree to, jointly and severally, indemnify, defend and hold harmless Administrative Agent, each Buyer, any Affiliate of Administrative Agent, any Affiliate of any Buyer and their respective directors, officers, agents and employees from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) as a consequence of, or arising out of or by reason of any litigation, investigations, claims or proceedings which arise out of or are in any way related to, (i) this Agreement or any other Program Agreement or the transactions contemplated hereby or thereby, (ii) the PMC Seller’s servicing practices or procedures; (iii) any actual or proposed use by the related Seller of the proceeds of the Purchase Price, and (iv) any Default, Event of Default or any other breach by the related Seller of any of the provisions of this Agreement or any other Program Agreement, including amounts paid in settlement, court costs and reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing. If and to the extent that any Obligations are unenforceable for any reason, Sellers hereby agree to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. Sellers’ obligations set forth in this Section 11.02 shall survive any termination of this Agreement and each other Program Agreement and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement or otherwise. In addition, Sellers shall, upon demand, pay to Administrative Agent and the Buyers all costs and expenses (including the reasonable fees and disbursements of counsel) paid or incurred by Administrative Agent and Buyers in (i) enforcing or defending its rights under or in respect of this Agreement or any other Program Agreement, (ii) collecting the Purchase Price outstanding, (iii) foreclosing or otherwise collecting upon any Repurchase Assets and (iv) and obtaining any legal, accounting or other advice in connection with any of the foregoing.

Section 11.03 Nonliability of Buyer. The parties hereto agree that, notwithstanding any affiliation that may exist between or among Administrative Agent, the Sellers and Buyers, the relationship between and among Administrative Agent, Sellers and Buyers shall be solely that of arms-length participants. Neither Administrative Agent nor any Buyer shall have any fiduciary responsibilities to Sellers. Each Seller (i) agrees that neither Administrative Agent nor any Buyer shall have any liability to such Seller (whether sounding in tort, contract or otherwise) for losses suffered by such Seller in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement, the other loan documents or any other agreement entered into in connection herewith or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on Administrative Agent and Buyers (which judgment shall be final and not subject to review on appeal), that such losses were the result of acts or omissions on the part of Administrative Agent or Buyers constituting gross negligence or willful misconduct and (ii) waives, releases and agrees not to sue upon any claim against Administrative Agent or any Buyer (whether sounding in tort, contract or otherwise), except a claim based upon gross negligence or willful misconduct. Whether or not such damages are related to a claim that is subject to such waiver and whether or not such waiver is effective, neither Administrative Agent nor any Buyer shall have any liability with respect to, and each Seller hereby waives, releases and agrees not to sue upon any claim for, any special, indirect, consequential or punitive damages suffered by such Seller in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by this Agreement, the other loan documents or any other agreement entered into in connection herewith or therewith or any act, omission or event occurring in connection herewith or therewith, unless it is determined by a judgment of a court that is binding on Administrative Agent and Buyers (which judgment shall be final and not subject to review on appeal), that such damages were the result of acts or omissions on the part of Administrative Agent or Buyers, as applicable, constituting willful misconduct or gross negligence.

Section 11.04 Governing Law; Submission to Jurisdiction; Waivers. (a) This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Seller acknowledges that the obligations of the Administrative Agent and Buyers hereunder or otherwise are not the subject of any VFN Repo Guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyers. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) EACH OF THE PARTIES HERETO AND THE BUYERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH EACH OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED IN WRITING; PROVIDED THAT, AT THE TIME OF SUCH MAILING AN ELECTRONIC COPY OF SUCH SERVICE OF PROCESS IS ALSO SENT BY ELECTRONIC MAIL TO THE PERSONS SPECIFIED IN THE ADDRESS FOR NOTICES FOR SUCH PARTY ON THE SIGNATURE PAGE HERETO (OR SUCH OTHER PERSONS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED);

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE TRANSACTIONS CONTEMPLATED THEREBY AND HEREBY.

Section 11.05 Notices. Any and all notices (with the exception of Transaction Notices, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to PMC Seller:

PennyMac Corp.

3043 Townsgate Road, Suite 300

Westlake Village, CA 91361

Attention: Pamela Marsh/Josh Smith

Phone Number: (805) 330-6059/ (818) 746-2877

Email: pamela.marsh@pennymac.com; josh.smith@pennymac.com

with a copy to:

PennyMac Corp.

3043 Townsgate Road, Suite 300

Westlake Village, CA 91361

Attention: Derek Stark

Phone Number: (818) 746-2289

Email: derek.stark@pennymac.com

If to PMH Seller:

PennyMac Holdings, LLC

3043 Townsgate Road, Suite 310

Westlake Village, CA 91361

Attention: Pamela Marsh/Josh Smith

Phone Number: (805) 330-6059/ (818) 746-2877

Email: pamela.marsh@pennymac.com; josh.smith@pennymac.com

with a copy to:

PennyMac Holdings, LLC

3043 Townsgate Road, Suite 300

Westlake Village, CA 91361

Attention: Derek Stark

Phone Number: (818) 746-2289

Email: derek.stark@pnmac.com

If to Administrative Agent:

Citibank, N.A.

388 Greenwich Street Trading, 6th Floor

New York, NY 10013

Attention: Bobbie Theivakumaran

Phone Number: (212) 723-6753

Email: bobbie.theivakumaran@citi.com

with a copy to:

Citibank, N.A.

388 Greenwich Street Trading, 6th Floor

New York, NY 10013

Attention: James Kessler/Vincent Marzano

Phone Number: (212) 723-6377

Email: james.kessler@citi.com;

  vincent.marzano@citi.com

If to Citibank, N.A., as a Buyer:

Citibank, N.A.

388 Greenwich Street Trading, 6th Floor

New York, NY 10013

Attention: Bobbie Theivakumaran

Phone Number: (212) 723-6753

Email: bobbie.theivakumaran@citi.com

with a copy to:

Citibank, N.A.

388 Greenwich Street Trading, 6th Floor

New York, NY 10013

Attention: James Kessler/Vincent Marzano

Phone Number: (212) 723-6377

Email: james.kessler@citi.com;

  vincent.marzano@citi.com

Section 11.06 Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. In case any provision in or obligation under this Agreement or any other Program Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.07 Section Headings. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.08 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, enforceability and admissibility as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Each party to this Agreement hereby consents to the use of any secure third party electronic signature capture service providers (including, without limitation, DocuSign), as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.09 Periodic Due Diligence Review. Each of the Sellers acknowledges that Administrative Agent and Buyers have the right to perform continuing due diligence reviews with respect to Sellers and the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each of the Sellers agrees that upon reasonable (but no less than five (5) Business Days’) prior written notice unless an Event of Default shall have occurred, in which case no notice is required, to Sellers, Administrative Agent or its authorized representatives will be permitted during normal business hours, and in a manner that does not unreasonably interfere with the ordinary conduct of the related

Seller’s business, to examine, inspect, and make copies and extracts of, any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Sellers. Each of the Sellers also shall make available to Buyers and Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Assets. Without limiting the generality of the foregoing, each of the Sellers acknowledges that Buyers may enter into a Transaction related to any Purchased Assets from Sellers based solely upon the information provided by Sellers to Buyers in the Asset Schedule and the representations, warranties and covenants contained herein, and that Administrative Agent, at its option or upon the request of Buyers, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets related to a Transaction. Each of the Sellers agrees to cooperate with Administrative Agent and Buyers and any third party underwriter in connection with such underwriting, including providing Administrative Agent and Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Sellers.

Section 11.10 Hypothecation or Pledge of Repurchase Assets. Buyers shall have free and unrestricted use of all Repurchase Assets and nothing in this Agreement shall preclude Buyers from engaging in repurchase transactions with all or part of its pro rata portion of the Repurchase Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating all or a portion of its pro rata portion of the Repurchase Assets; provided that prior to an Event of Default, such pledge, repledge, transfer, hypothecation or rehypothecation is treated as a financing or hedging transaction for U.S. federal income tax purposes or a pro rata interest in all payments due to Buyers under this Agreement; provided, further that other than with respect to a pro rata interest in all payments due to Buyers under this Agreement and prior to an Event of Default Buyers receive an opinion of a nationally recognized tax counsel experienced in such matters that such repurchase transaction, pledge, repledge, transfer, hypothecation or rehypothecation will not result in Issuer or Co-Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes.

Section 11.11 Confidentiality. (a) This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyers or Sellers, as applicable and shall be held by each party hereto, as applicable in strict confidence and shall not be disclosed to any third party without the written consent of the Required Buyers or Sellers, except for (i) disclosure to Buyers’ or Sellers’ direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreements, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to Buyers or any pricing terms (including the Pricing Rate, Purchase Price Percentage, Purchase Price and Commitment Fee (if any)) or other nonpublic business or financial information (including any sublimits) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Administrative Agent and Buyers.

(b) Notwithstanding anything in this Agreement to the contrary, Sellers shall comply with all applicable local, state and federal laws, including all privacy and data protection law, rules and regulations that are applicable to the Repurchase Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Each of the Sellers understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach Bliley Act (the “GLB Act”), and each of the Sellers agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Sellers shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Administrative Agent, Buyers or any Affiliate of Administrative Agent or Buyers which Sellers hold, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each of the Sellers represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, Sellers will provide evidence reasonably satisfactory to allow Administrative Agent to confirm that the providing party has satisfied its obligations as required under this Section 11.11. Without limitation, this may include Administrative Agent’s review of audits, summaries of test results, and other equivalent evaluations of Sellers. Sellers shall notify Administrative Agent and Buyers immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Administrative Agent, Buyers or any Affiliate of Administrative Agent or Buyers provided directly to Sellers by Administrative Agent, Buyers or any Affiliate of Administrative Agent or Buyers. Sellers shall provide such notice to Administrative Agent by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

(c) In addition, the following terms apply when Buyers receive Personal Information from a Seller that is covered by the California Privacy Rights Act and its implementing regulations (“CPRA”). All capitalized terms used in this Section 11.11(c) and not otherwise defined in this Agreement shall have the same meanings as used under the CPRA. The terms used in this Section 11.11(c) shall supersede any inconsistent terms under this Agreement or any Program Agreements. (1) the Sellers are making Personal Information available to Buyers for the following limited and specified purposes: providing warehouse financing; and (2) with respect to the Personal Information the Sellers are making available to Buyers under this Agreement, Buyers agree to: (a) comply with all applicable sections of the CPRA; (b) grant the Sellers the right to take reasonable and appropriate steps to ensure that Buyers use the Personal Information provided under this Agreement in a manner consistent with the Sellers’ obligations under the CPRA; (c) grant the Sellers the right, upon notice, to take reasonable and appropriate steps to stop and remediate unauthorized use of Personal Information made available to Buyers; and (d) notify the Sellers after it makes a determination that it can no longer meet its obligations under the CPRA.

Section 11.12 Set-off. In addition to any rights and remedies of Administrative Agent and Buyers hereunder and by law, Administrative Agent and Buyers shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from Sellers or any Affiliate thereof to Administrative Agent, Buyers or any of their Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return funds to Sellers), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Administrative Agent, Buyers or any Affiliate thereof to or for the credit or the account of Sellers or any Affiliate thereof. Administrative Agent agrees promptly to notify Sellers after any such set off and application made by a Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.13 Intent. (a) The parties recognize that this Agreement and each Transaction hereunder is a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 the Bankruptcy Code, and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code.

(b) It is understood that any party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 7.03 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and Section 561 of the Bankruptcy Code.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) This Agreement is intended to be a “securities contract,” within the meaning of Section 555 under the Bankruptcy Code, and a “master netting agreement,” within the meaning of Section 561 under the Bankruptcy Code.

(f) It is the intention of the parties that, for U.S. federal income tax purposes and for accounting purposes, each Transaction constitute a financing, and that Sellers be (except to the extent that Administrative Agent shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Administrative Agent, Sellers and Buyers shall treat the Transactions as described in the preceding sentence (including on any and all filings with any U.S. federal, state, or local taxing authority and agree not to take any action inconsistent with such treatment).

Section 11.14 Information Security.

(a) Buyers shall use Customer Information solely for the business purposes set forth in this Agreement. Buyers shall not under any circumstances sell or share Customer Information except as explicitly authorized under this Agreement.

(b) Buyer shall implement commercially reasonable physical, administrative, technical, electronic, telephonic, internet, and other security measures to (i) protect against threats or hazards to the security and integrity of such Customer Information and (ii) protect against unauthorized access to, or use, of such Customer Information. Buyers have implemented a written comprehensive data security program that is commercially reasonable for an entity of each Buyer’s size and complexity and considering the nature and scope of each Buyer’s activities, and the sensitivity of any Customer Information at issue and that maintains appropriate technical and organizational security procedures and practices designed to protect Customer Information against anticipated threats or hazards to its security, confidentiality, or integrity. Each of Buyers and Sellers acknowledge and agree that portions of the Customer Information may be subject to the GLBA and each party agrees to treat such information as required by the GLBA for financial institutions and as required by applicable state and local privacy laws.

(c) Buyers shall notify Sellers without undue delay whenever any Buyer learns that there has been any accidental or unauthorized access, acquisition, use, modification, disclosure, loss, destruction of, or damage to Customer Information (“Security Breach”). In connection with any such Security Breach, Buyers shall notify Sellers by sending an email to privacyalert@pnmac.com. At the request of Sellers, and to the extent permitted by law or regulation, Buyers will provide reasonable information about remediation of the Security Breach. If Buyers have contracted with another party to review, analyze or price using Customer Information or process each Buyer’s transactions on its respective behalf, Buyers shall ensure that the contracted party is bound by use, information security, and security breach standards at least as stringent as those set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, Administrative Agent, Sellers and Buyers have caused this Master Repurchase Agreement to be executed and delivered by their duly authorized officers or trustees as of the date first above written.

CITIBANK, N.A., as Administrative Agent

By:	/s/ Arunthathi Theivakumaran
Name: Arunthathi Theivakumaran
Title: Vice President

PENNYMAC CORP., as a Seller

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Senior Managing Director and Treasurer

PENNYMAC HOLDINGS, LLC, as a Seller

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Senior Managing Director and Treasurer

PENNYMAC MORTGAGE INVESTMENT TRUST, solely with respect to Section 11.14, as VFN Guarantor

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Senior Managing Director and Treasurer

[Signature Page to Master Purchase Agreement – Series 2024-VF2 (2024)]

CITIBANK, N.A., as Buyer

By:	/s/ Arunthathi Theivakumaran
Name: Arunthathi Theivakumaran
Title: Vice President

[Signature Page to Master Purchase Agreement – Series 2024-VF2 (2024)]

SCHEDULE 1-A

RESPONSIBLE OFFICERS – PMC

PMC AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for PMC under this Agreement:

Responsible Officers for execution of Program Agreements and amendments:

Name	Title	Signature
Pamela Marsh	Senior Managing Director and Treasurer

Responsible Officers for execution of Transaction Notices and day-to-day operational functions:

Name	Title	Signature
Pamela Marsh	Senior Managing Director and Treasurer

Maurice Watkins	Senior Managing Director, Capital Markets Operations

Josh Smith	Managing Director, Treasury

Kevin Chamberlain	Executive Vice President, Treasury

Ryan Huddleston	Senior Vice President, Treasury

Adeshola Makinde	Authorized Representative

Angela Everest	Authorized Representative

Marshall Sebring	Managing Director, Portfolio Risk Management

Sch. 1-A

SCHEDULE 1-B

RESPONSIBLE OFFICERS – PMH

PMH AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for PMH under this Agreement:

Responsible Officers for execution of Program Agreements and amendments:

Name	Title	Signature
Pamela Marsh	Senior Managing Director and Treasurer

Responsible Officers for execution of Transaction Notices and day-to-day operational functions:

Name	Title	Signature
Pamela Marsh	Senior Managing Director and Treasurer

Maurice Watkins	Senior Managing Director, Capital Markets Operations

Josh Smith	Managing Director, Treasury

Kevin Chamberlain	Executive Vice President, Treasury

Ryan Huddleston	Senior Vice President, Treasury

Adeshola Makinde	Authorized Representative

Angela Everest	Authorized Representative

Marshall Sebring	Managing Director, Portfolio Risk Management

Sch. 1-B-1

SCHEDULE 2

ASSET SCHEDULE

Note	Initial Note Balance	Additional Balance(s)	Outstanding VFN Principal Balance	Maximum VFN Principal Balance
PMT ISSUER TRUST – FMSR and PMT CO-ISSUER TRUST I – FMSR, Class A-VF2 Variable Funding Note	$45,553,921.46	$0	$45,553,921.46	$1,000,000,000
Citibank Pro Rata Share	$45,553,921.46	$0	$45,553,921.46	$1,000,000,000

Sch. 2-1

SCHEDULE 3

ADMINISTRATIVE AGENT’S ACCOUNT

•	Name of Bank:	Citibank, N.A.

•	ABA Number of Bank:	021000089

•	Name of Account:	Citibank, N.A.

•	ATTN:	MORTGAGE OPS

•	Account Number:	36855692

Sch. 3-1

EXHIBIT A

FORM OF TRANSACTION NOTICE

Dated: [•]

[BUYERS’ ADDRESSES]

TRANSACTION NOTICE

Ladies and Gentlemen:

We refer to the Master Repurchase Agreement, dated as of December 20, 2024 (the “Agreement”), among PennyMac Corp. (“PMC”), PennyMac Holdings, LLC (“PMH”, and together with PMC, the “Sellers”), Citibank, N.A. (“Citibank”), as a buyer (a “Buyer”), the other buyers, each a buyer (a “Buyer” and together with Citibank, the “Buyers”) and Citibank N.A. (“Administrative Agent”). Each capitalized term used but not defined herein shall have the meaning specified in the Agreement. This notice is being delivered by the [PMC][PMH][Sellers] pursuant to Section 2.02 of the Agreement.

Please be notified that [PMC][PMH][each of the Sellers] hereby irrevocably requests that the Buyers enter into the following Transaction(s) with [PMC][PMH][Sellers] as follows:

1.	Maximum VFN Principal Balance: $[•]

2.	Initial Note Balance/Purchase Price requested: $[•]

3.	Additional Balance/Purchase Price requested: $[•]

4.	Purchase Date: [•]

5.	Repurchase Date: [•]

6.	Pricing Rate / Repurchase Price: $[•]

[PMC][PMH][Each of the Sellers] requests that the proceeds of the Purchase Price be deposited in [PMC][PMH][Sellers]’s account at [•], ABA Number [•], account number [•], References: [•], Attn: [•].

Each of the Sellers hereby represents and warrants that each of the representations and warranties made by such Seller in each of the Program Agreements to which it is a party is true and correct in all material respects, in each case, on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. Attached hereto is a true and complete updated copy of the Asset Schedule.

PennyMac Corp., as a Seller

By:

Exh. A-1

PennyMac Holdings, LLC, as a Seller

By:

Exh. A-2

Asset Schedule

Note	Initial Note Balance			Additional Balance(s)			Outstanding VFN Principal Balance			Maximum VFN Principal Balance
PMT ISSUER TRUST – FMSR and PMT CO-ISSUER TRUST I– FMSR, Class A-VF2 Variable Funding Note	$	[________	]	$	[________	]	$	[________	]	$	[________	]

Exh.A-3

EXHIBIT B

EXISTING INDEBTEDNESS1

[See Attached]

[1]	Sellers to provide.

Exh. B-1